Exhibit 2.1

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

BY AND AMONG

GLOBAL AXCESS CORP,

NATIONWIDE MONEY SERVICES, INC.,

and

EFT INTEGRATION, INC.,

AS SELLERS

- and -

FINANCIAL CONSULTING & TRADING INTERNATIONAL, INC.,

AS PURCHASER

Dated as of August 5, 2013

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TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

List of Exhibits

Exhibit A	Form of Bill of Sale
Exhibit B	Bidding Procedures
Exhibit C	Form of Intellectual Property Assignment Agreement
Exhibit D	Form of Lease Assignment Agreement
Exhibit E	Sale Order
Exhibit F	Form Working Capital Statement
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of Bidding Procedures Order

List of Schedules

Schedule 2.1(f)	Equipment
Schedule 2.1(h)	Permits
Schedule 2.1(j)	Intellectual Property
Schedule 2.1(l)	Software

Schedule 5.1(g)	ATMs
Schedule 5.1(h)	Existing ATM Leases and Existing Real Property Leases
Schedule 5.1(i)	Existing Contracts
Schedule 5.1(k)	Financial Statements
Schedule 5.1(p)	Intellectual Property
Schedule 5.1(q)	Insurance Policies
Schedule 5.1(r)	Employee Plans
Schedule 5.1(u)	Key Merchants
Schedule 5.1(v)	DVD Business
Schedule 5.1(w)	Conflicts of Interest
Schedule 5.1(y)	Vault Cash
Schedule 5.1(z)	Theft
Schedule 5.1(bb)	Disclosure

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AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 5, 2013, by and among Global Axcess Corp, a Nevada corporation (“Global Axcess”), Nationwide Money Services, Inc., a Nevada corporation (“Nationwide”), EFT Integration, Inc., a Nevada corporation (“EFT”, and together with Nationwide and Global Axcess, the “Sellers,” and each individually, a “Seller”), and Financial Consulting & Trading International, Inc., a California corporation (the “Purchaser”), amends and restates in its entirety that certain Asset Purchase Agreement by and between Sellers and Purchaser dated August 5, 2013.

RECITALS:

A.           The Sellers (either directly or indirectly through one or more wholly-owned direct or indirect subsidiaries) are engaged in the business of owning, leasing and operating a network of ATMs throughout the United States.

B.           On August 5, 2013 (the “Petition Date”), Global Axcess and certain of its Subsidiaries, including Nationwide (the “Debtors”) commenced cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) by filing voluntary petitions for relief with the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”). The Debtors have proposed that the Chapter 11 Cases be jointly administered under the bankruptcy proceeding for Global Axcess, In re [●], Case Number [●].

C.           The Sellers are currently operating the ATM Business and managing their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

D.           The Sellers desire to sell, and Purchaser or one or more of its permitted designees desire to purchase, the assets, rights, and properties of the Sellers used in or related to the ATM Business, on the terms and conditions, and subject to the exclusions, set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1           Recitals. The Recitals set forth above are incorporated by reference and are expressly made part of this Agreement.

Section 1.2          Definitions. The following definitions shall apply to and constitute part of this Agreement and all schedules attached hereto:

“Accounting Firm” shall mean a nationally recognized independent accounting firm as agreed upon by the parties hereto in writing.

“Accounts Receivable” means, with respect to each Seller, all accounts receivable and other rights to payment of such Seller, and the full benefit of all security for such accounts receivable or rights to payment, including those consisting of all accounts receivable in respect of products sold or services rendered to customers by such Seller, any other miscellaneous accounts receivable of such Seller, and any claim, remedy or other right of such Seller related to any of the foregoing.

“Affected Employee” shall have the meaning set forth in Section 6.9(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 3.3.

“Assigned Contracts” means all executory contracts and unexpired leases of the Sellers that are assumed and assigned under Section 2.5 of this Agreement.

“Assignee” means the assignee designated by the Purchaser with respect to an Assigned Contract.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“ATM” means any automated device or machine that provides (i) traditional automated teller machine functions including cash withdrawals, balance inquiries and account transfers and/or (ii) other services such as check cashing, money orders, money transfer, bill payment and telecommunications products.

“ATM Business” means the business of owning, leasing, operating or supporting a network of ATMs (including, without limitation, operating or supporting ATMs owned, leased, operated or supported by Merchants) throughout the United States.

“ATM Inventory” means any ATM included as inventory of the ATM Business, and all raw materials, supplies, work-in-process, finished goods, packaging materials, samples and other materials included in the inventory of the ATM Business.

“Auction” means the auction sale of the Purchased Assets to be conducted by the Sellers under the terms and conditions of the Bidding Procedures Order, at which the Sellers shall use this Agreement as the base bid (i.e., the”stalking horse bid”) and will solicit higher or better offers for the Purchased Assets.

“Bankruptcy Code” shall have the meaning set forth in the Recitals.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

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“Bidding Procedures Order” means that certain Bankruptcy Court order (i) authorizing and approving an Auction schedule and bidding, auction and sale procedures, including, without limitation, as set forth on Exhibit B hereto, (ii) approving the form and manner of the notice of the auction and sale of the Purchased Assets, (iii) approving the Purchaser’s entitlement to the Break-Up Fee as set forth in Section 4.3 and Section 9.2, (iv) approving such other buyer protections as are requested by the Purchaser and agreed to by the Sellers, (v) authorizing and approving the treatment of the Designation Contracts on the terms and conditions set forth in this Agreement, including, without limitation, approving the assumption and assignment, or rejection, of Designation Contracts and applicable terms, conditions, and notice and other procedures, including, but not limited to, those set forth in Section 2.5 and Section 6.2 hereof, and fixing a deadline consistent with the terms and timing set forth in Section 6.2(f)(ii)(8) hereof, and (vi) granting other related relief.

“Bill of Sale” means the Bill of Sale substantially in the form attached hereto as Exhibit A hereto.

“Branding Institution” means a financial institution for which the Sellers affix logos or other information of such financial institution on ATM(s) placed on the Merchant’s premises and allows surcharge-free transactions by users of cards issued by such financial institution.

“Break-Up Fee” means Six Hundred Thousand Dollars ($600,000).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close under applicable Legal Requirements.

“Carry Costs” means all amounts payable, including the direct, out-of-pocket costs and net expenses payable to a non-Seller party, under a Designation Contract and actually accrued during the period between the Closing Date and the effective date of assignment or rejection, as the case may be, of such Designation Contract and any other costs incurred by the Sellers from the Closing Date until the earliest of the effective date of such Designation Contract’s assignment as an Assigned Contract, the effective date of such rejection pursuant to a Designation Notice and the end of the Designation Period that would not otherwise have been incurred by the Sellers but for the agreement to provide the Designation Period on the terms set forth in this Agreement; provided, however, that in all cases Carry Costs shall exclude any and all professional fees, including legal fees and expenses.

“Chapter 11 Cases” shall have the meaning set forth in the Recitals.

“Closing” means the consummation of the Transactions in accordance with the terms set forth in ARTICLE VIII.

“Closing Date” means the third (3rd) Business Day following satisfaction or waiver of all the conditions set forth in ARTICLE VII, or such other date as the Sellers and the Purchaser shall mutually agree upon in writing.

“Closing Date Payment” shall have the meaning set forth in Section 3.31.

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“Contracts” means any executory contracts, agreements or other arrangements, whether written or unwritten, other than Leases, entered into by a Seller or by which a Seller is bound, in each case, only to the extent such contracts or agreements are related to the ATM Business.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“Cure Costs” means any and all compensation or other payments for actual pecuniary loss or otherwise that are due to a non-Seller party under an Assigned Contract, as determined by the Bankruptcy Court or otherwise agreed to by the parties, that must be made in order to effect the assumption and assignment of an Assigned Contract under section 365 of the Bankruptcy Code, excluding, for the avoidance of doubt, such compensation or other payments that are included as Carry Costs or that otherwise constitute Assumed Liabilities.

“Cure Reimbursement” shall have the meaning set forth in Section 3.2(c).

“Current Assets” shall have the meaning set forth in the definition of “Working Capital” in this Section 1.2.

“Current Payables” means accounts payable, accrued cost of cash and cash replenishment expenses and accrued commissions, in each case, (i) that relate primarily to the ATM Business and (ii) to the extent outstanding thirty (30) calendar days or less as of the Closing Date, other than Cure Costs, professional fees, fees owed to members of the Sellers’ boards of directors and amounts owed to hardware vendors.

“Debtors” shall have the meaning set forth in the Recitals.

“Designation Contracts” shall have the meaning set forth in Section 2.1(g).

“Designation Notices” shall have the meaning set forth in Section 6.2(f)(ii)(2).

“Designation Period” shall have the meaning set forth in Section 2.5(a).

“Documents” means all books, records, files, registration certificates, invoices, inventory records, product specifications, advertising materials, previous, current and prospective Merchant, broker and customer lists, cost and pricing information, previous, current and prospective supplier and vendor lists, business plans, catalogs, customer literature, training materials, quality control records and manuals, research and development files, records and laboratory books and credit records of previous, current and prospective Merchants, broker, customers, suppliers and vendors and any other documents (including all data and other information stored on discs, tapes or other media) to the extent used in or to the extent relating to the assets, properties, including the Intellectual Property, business or operations of the ATM Business.

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“Domain Names” means any alphanumeric designation registered with or assigned by a domain name registrar, registry or domain name registration authority as part of an electronic address on the Internet.

“DVD Business” means the business conducted by Global Axcess and its Affiliates including Nationwide Ntertainment Services Inc. whereby such entities own, lease, operate and/or transact with or in DVD kiosks or are party to contracts that require such an entity to operate a DVD kiosk or participate in the business of renting or selling DVDs or other video media.

“EFT” shall have the meaning set forth in the Preamble.

“Employee Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, incentive compensation, deferred compensation, stock ownership, stock option, phantom stock, equity, premium conversion, medical, hospitalization, vision, dental, health, life, disability, employment, severance, vacation, death benefit or other employee benefit plan, program, contract or arrangement, whether or not subject to ERISA, which the Sellers or any ERISA Affiliate sponsors, maintains or contributes to for the benefit of its current or former employees, directors, managers, officers, consultants, contingent workers, leased employees or independent contractors (or their dependents, spouses or beneficiaries).

“Encumbrance” means any lien, claim, interest, or encumbrance, in each case of any kind or nature, including, without limitation, any charge, mortgage, lease, hypothecation, deed of trust, pledge, security interest, option, right of use, first offer or first refusal, easement, servitude, restrictive covenant, encroachment, setoff, recoupment, liability, debt, or indebtedness.

“Environmental Laws” means all applicable foreign, federal, state, municipal and local laws, statutes, regulations and other legal requirements relating to the protection of the environment or natural resources.

“Environmental Permits” means all licenses, permits, approvals, consents, certificates, registrations and other authorizations issued pursuant to Environmental Laws in respect of the ATM Business.

“Equipment” means all automobiles, furniture, equipment, computers, servers, machinery, apparatus, appliances, implements, spare parts, phone lines, supplies and all other tangible personal property of every kind and description, in each case, that are owned by the Sellers and used in or relate to the ATM Business, other than ATMs or ATM Inventory.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person (whether or not incorporated) that, together with such Person, would be treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

“Escrow Agent” means Fifth Third Bank or such bank of recognized national standing as is reasonably agreed among the Sellers and Purchaser, in its capacity as escrow agent under the Escrow Agreement.

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“Escrow Agreement” means the Escrow Agreement by and among the Sellers, Purchaser and the Escrow Agent, in substantially the form attached hereto as Exhibit G.

“Estimated Working Capital” shall have the meaning set forth in Section 3.2(a).

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Existing ATM Leases” means the Leases for ATMs listed on Schedule 5.1(h) under “Existing ATM Leases.”

“Existing Contracts” means the Contracts which are listed on Schedule 5.1(i).

“Existing Real Property Leases” means the Leases for real property listed on Schedule 5.1(h).

“Fifth Third Bank Interests” shall mean any and all prepetition or postpetition Interests (as defined in the Sale Order) that Fifth Third Bank and its affiliates may have or assert in any one or more capacities (including, without limitation, as the “DIP lender” or as a prepetition lender).

“Final Order” means an action taken or order issued by the applicable Governmental Authority as to which: (i) no request for stay of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the action or order, or protest of any kind, is pending before the Governmental Authority and the time for filing any such petition or protest has passed; (iii) the Governmental Authority does not have the action or order under reconsideration or review on its own motion and the deadline for such reconsideration or review has passed, including any extension thereof; and (iv) the action or order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

“Financial Statements” shall have the meaning set forth in Section 5.1(k).

“Form Working Capital Statement” means the form attached hereto as Exhibit F.

“Further Minimum Overbid” shall have the meaning set forth in Exhibit B hereto.

“GAAP” means the United States’ generally accepted accounting principles in effect from time to time.

“Global Axcess” shall have the meaning set forth in the Preamble.

“Governmental Authority” means any domestic, foreign, federal, state, provincial or local government, quasi-governmental authority, regulatory authority, stock exchange, government department, agency, commission, board, arbitral or other tribunal, court or arbitrator having jurisdiction or power of any nature over the ATM Business or any of the Purchased Assets.

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“Hazardous Substances” means any “pollutant”, “contaminant”, “solid waste”, “hazardous waste”, “hazardous material” or “hazardous substance” defined or characterized under any Environmental Laws.

“Initial Minimum Overbid” shall have the meaning set forth in Exhibit B hereto.

“Intellectual Property” means all intellectual property rights of any kind or nature throughout the world, including with respect to the following: trade or brand names, business names, trademarks and service marks (including logos), trademark and service mark registrations and applications, the goodwill of the business connected with the use of and symbolized by any of the foregoing, Software, Domain Names, copyrights, copyright registrations and applications, issued patents and patent applications, trade secrets, proprietary or confidential information and know-how, parts lists and descriptions, instruction manuals, inventions, data, blue prints, drawings and designs, formulae, processes, ideas, concepts, specifications, methods, models, methodologies, reports, customer and other contact lists, business plans, surveys, market research studies and technology, only to the extent that such intellectual property relates to the ATM Business.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Japanese Banking Law” means the Banking Act of Japan (Law No.59 of 1981).

“KEIP Payment” shall have the meaning set forth in Section 3.2(b).

“Key Merchants” means the top thirty (30) Merchants in terms of gross margin for the three (3) month period ending on March 31, 2013.

“Knowledge of the Sellers” means the actual knowledge of Kevin Reager, Steven Rozick, Sharon Jackson, Anthony Roque, Sean Burke, Everett Parker, Steven Paredes and Michael J. Loiacono each in their capacities as current and/or previous employees and/or service providers of the Sellers, after due inquiry, which inquiry includes consultation with the officers, employees, consultants and agents who have primary responsibility over the relevant matter.

“Lease” means any unexpired agreements to lease, leases, renewals of leases, subtenancy agreements and other rights (including licenses) granted to a Seller, or its respective predecessor in interest which entitles such Seller to possess an ATM, Equipment or other non-real property assets or occupy space within certain premises.

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“Lease Payments” means any and all amounts that are required to be paid under any and all lease agreements in force and effect as of the Closing Date for Equipment (including any Software embedded in equipment, whether or not such Equipment is leased, including leased Software embedded in personal computers) used in the ATM Business, including all amounts payable at any time in the future and excluding Cure Costs, in order that all such equipment is owned free and clear of all Encumbrances, and all such Software is properly licensed such that Purchaser may use such Software, together with the equipment, in the Ordinary Course of Business and without any obligation to return the equipment or Software, (to be accomplished by full and complete payment of all lease payments and, as applicable, (x) the full and complete cost of exercise of the purchase option or (y) satisfaction of all requirements for the transfer of ownership on completion of all lease payments). For the avoidance of doubt, the foregoing sentence includes but is not limited to all lease payments and, as applicable, (x) the full and complete cost of exercise of the purchase option or (y) satisfaction of all requirements for the transfer of ownership on completion of all lease payments, for all equipment or other non-real property assets used in the ATM Business under the following agreements, if not already or otherwise permitted to transfer ownership of the underlying assets to Purchaser free and clear of all Encumbrances without cost, expense or objection: Lease Agreement #25059398, by and between Cisco Capital Systems Corporation and Global Axcess, dated July 30, 2010; Lease Agreement #25018392, by and between Cisco Capital Systems Corporation and Global Axcess, dated January 18, 2010; Master Equipment Lease, by and between Global Axcess and Data Sales Co., Inc., dated September 14, 2006; Master Lease Agreement No. 6602932, by and between Global Axcess and Dell Financial Services L.L.C, dated April 25, 2008; and Master Lease Agreement, by and between Global Axcess and Dell Financial Services L.L.C., dated as of April 26, 2012; and in each case, including all amendments, supplements and equipment schedules thereto.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority.

“Legal Requirement” means (i) any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty and (ii) the rules, regulations, guidelines, requirements and contractual obligations set, imposed or observed by any international, multinational, federal, state, provincial, local, municipal, foreign or other settlement network.

“Lender” means Fifth Third Bank.

“Liability” means all liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).

“Material Adverse Effect” means any event or condition in respect of the operation of the ATM Business, the Purchased Assets and the Assumed Liabilities that individually or in the aggregate results in a material adverse effect on (i) the assets, properties, operations or condition (financial or otherwise) of the ATM Business or (ii) the ability of the Sellers to consummate the Transactions, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (ii) the effect of any changes in Legal Requirements or accounting rules; (iii) any effect resulting from compliance with terms of this Agreement or the consummation of the Transactions; (iv) any effect resulting from the filing of the Chapter 11 Cases and reasonably anticipated effects thereof; or (v) the effect of general political, economic or financial market conditions; provided, that, the effects of any change described in clause (i), (ii) and (v) do not disproportionately affect the ATM Business in any material respect.

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“Merchants” shall mean (i) any Person that places or authorizes to be placed ATMs, whether owned by such Person, a Seller or any other Person(s), on any business premises, to which the Sellers provide, directly or indirectly, processing service, and (ii) any Person (the so-called “distributor”) that places or causes or arranges to be placed ATMs owned by any other Person(s) in one or more other Person’s premises to which the Sellers provide, directly or indirectly, processing service.

“Nationwide” shall have the meaning set forth in the Preamble.

“Nationwide Marks” shall have the meaning set forth in Section 6.13.

“Ordinary Course of Business” means the operation and conduct of the ATM Business in the ordinary course, consistent with past practice through and including December 2012. For the avoidance of doubt, the Sellers’ business practices in January 2013 and after shall not be considered for purposes of this definition.

“Pendum Agreement” means the Master Services Agreement, by and between Pendum LLC and Nationwide, dated April 1, 2011, as amended by that certain Amendment to Master Services Agreement, dated February 14, 2012 and effective as of April 1, 2011. References to section numbers in the Pendum Agreement refer to sections in the Pendum Agreement as so amended.

“Permits” means all filings, notices, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Authority.

“Permitted Encumbrances” means (i) statutory liens for current property Taxes and assessments not yet due and payable, including liens for ad valorem Taxes and statutory liens not yet due and payable arising other than by reason of any default by a Seller, (ii) Encumbrances that constitute Assumed Liabilities (including Encumbrances arising under the Assigned Contracts), (iii) Encumbrances, title exceptions or other imperfections of title caused by or resulting from the acts of the Purchaser or any of its Affiliates, employees, officers, directors, agents, contractors, invitees or licensees, and (iv) landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Encumbrances arising in the Ordinary Course of Business with respect to amounts not yet overdue.

“Person” means an individual, partnership, limited liability company, corporation, trust, unincorporated organization, government or any department or agency thereof, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Petition Date” shall have the meaning set forth in the Recitals.

“Purchase Price” means the amount of the Closing Date Payment, plus the sum of the KEIP Payment, the Cure Reimbursement (if any) and the Trailing Payroll Reimbursement.

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“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchased Deposits” means all deposits (including customer deposits and security deposits for rent and electricity) and prepaid charges and expenses of the Sellers, such as for security, as surety money, as a retainer or other similar amounts, other than any deposits or prepaid charges and expenses paid in connection with or relating primarily to any Excluded Assets or Excluded Liabilities. For the avoidance of doubt, Purchased Deposits does not include a Seller’s depository accounts at banks or the funds deposited in such accounts.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Benefit Plans” shall have the meaning set forth in Section 6.9(b).

“Qualified Bidder” shall have the meaning set forth in Exhibit B hereto.

“Qualified Bids” shall have the meaning set forth in Exhibit B hereto.

“Representatives” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Period” shall have the meaning set forth in Section 6.12(a).

“Sale Motion” means, collectively, the Sellers’ motion(s), together with appropriate supporting papers and notices, for entry of the Bidding Procedures Order and the Sale Order, and the granting of related relief, by the Bankruptcy Court. The Sale Motion shall be in a form reasonably satisfactory to the Purchaser.

“Sale Order” means an order or orders of the Bankruptcy Court (i) authorizing and approving the sale of the Purchased Assets to the Purchaser free and clear of all Encumbrances pursuant to sections 363(b) and 363(f) of the Bankruptcy Code, on the terms and conditions contained in this Agreement, (ii) authorizing and approving the consummation of the Transactions, (iii) approving the assumption and assignment or rejection pursuant to section 365 of the Bankruptcy Code of the Designation Contracts on the terms and conditions contained in this Agreement, (iv) containing findings of fact and conclusions of law that (a) the Purchaser and any assignee thereof is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code, (b) neither the Purchaser nor any assignee thereof is a successor to the Sellers and neither of them shall be liable for any liabilities not expressly assumed by the Purchaser or any assignee thereof under this Agreement under any theory of successor liability or otherwise and (c) the consideration to be paid by the Purchaser or any assignee thereof for the Purchased Assets is fair, reasonable and adequate and (v) granting other related relief.

“SEC Documents” means all forms, reports, schedules, statements and other documents filed by Global Axcess since January 1, 2008 under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended (as such documents have been amended since the time of their filing).

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“Seller Disclosure Letter” means the disclosure letter delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement.

“Sellers” shall have the meaning set forth in the Preamble.

“Software” shall have the meaning set forth in Section 2.1(l).

“Subsequent Transaction” shall have the meaning set forth in Section 9.2(b).

“Subsidiary” means a corporation or other entity of which more than 50% of the voting power or value of the equity securities or equity interests is owned, directly or indirectly, by the Sellers or the Purchaser, as the context requires.

“Target Working Capital” means Negative Nine Hundred Seventy Seven Thousand Five Hundred Dollars (-$977,500).

“Tax” or “Taxes” means (i) any federal, state, local, foreign or other taxes, assessments or governmental charges, including any net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax, escheat payments or payments in respect of any law regarding unclaimed property or any other tax, custom, duty, governmental fee or other like assessment or charge (together with any and all interest, penalties and additions to tax imposed with respect thereto), and (ii) any liability in respect of items described in clause (i) arising by reason of contract, assumption, transferee liability, operation of law or Treasury Regulation Section 1.1502-6 (or similar provision of law).

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, and other documents including any related or supporting information and any amendments with respect to any of the foregoing, filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any Taxes.

“Trailing Payroll Reimbursement” shall have the meaning set forth in Section 3.2(d).

“Transactions” means the transactions contemplated by this Agreement, including, without limitation, the purchase and sale of the Purchased Assets, assumption of the Assumed Liabilities provided for in this Agreement, and assignment of the Assigned Contracts.

“Transfer Taxes” shall have the meaning set forth in Section 8.4(b).

“Transition Services Agreement” means the Transition Services Agreement among Sellers and Purchaser in substantially the form attached hereto as Exhibit H.

“Vault Cash” means the currency supplied by one or more third parties, whether a Merchant, financial institution or other Person, whether pursuant to the terms of a vault cash agreement, ATM placement agreement or other Contract, for the exclusive purpose of stocking the ATMs, which includes currency that is (i) loaded into an ATM and/or (ii) in the possession of an armored carrier service under contract for the express purpose of delivering such currency to (or retrieving such currency from) an ATM.

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“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar state or local law.

“Working Capital” means the difference between (A) the sum of the amounts shown in the line items listed on the Form Working Capital Statement under “Current Assets;” and (B) the sum of the amounts shown in the line items listed on the Form Working Capital Statement under “Current Liabilities,” in each case calculated in accordance with this Agreement. For purposes of the Working Capital calculation, “Current Liabilities” shall only include Current Payables, and “Current Assets” shall mean the line items listed on the Form Working Capital Statement under “Current Assets,” in each case, calculated in accordance with GAAP, consistently applied, and using the same accounting principles, procedures, policies and methods that were used to prepare the Financial Statements. Notwithstanding anything to the contrary contained herein, “Current Liabilities” shall in all cases exclude all liabilities that are not Assumed Liabilities, and “Current Assets” shall in all cases exclude all assets that are not Purchased Assets and shall include, if and to the extent it is payable and remains outstanding and unpaid as of the Closing Date, the “Processing Rebate” to be paid on August 31, 2013 under Section C of the Exhibit C ATM Processing Agreement Processing Rebate, by and between Nationwide and Elan Financial Services, dated June 30, 2011. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to: (i) Vault Cash, (ii) any portion of deferred Tax assets and deferred Tax liabilities, (iii) Cure Costs, (iv) Lease Payments or (v) any Taxes attributable, as determined pursuant to Section 8.4, to the taxable period or portion thereof ending on or before the Closing Date or reserve or any other amount to be used for payment of such Taxes or Transfer Taxes. For the avoidance of doubt, all Current Assets and Current Liabilities (each as described above) with respect to a Designation Contract shall be included in Working Capital. In no event shall ATMs that would not otherwise be ATM Inventory as of the Closing Date be counted as ATM Inventory or otherwise as “Current Assets” in connection with the existence or exercise of Purchaser’s right to designate contracts for rejection or assumption during the Designation Period.

Section 1.3           Other Terms. Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement. As used in this Agreement, any reference to any Legal Requirements, will be deemed also to refer to such Legal Requirements as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include”, “includes” and “including” will be deemed to be followed by “without limitation”. Pronouns in masculine, feminine or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. References in this agreement to Articles, Sections, Exhibits or Schedules are to Articles or Sections of, or Exhibits or Schedules to, this Agreement, except to the extent otherwise specified herein.

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Section 1.4           Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the terms or provisions of this Agreement and shall not affect the interpretation hereof.

Section 1.5           Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.

Section 1.6           Time. Time shall be of the essence of this Agreement. Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day. Whenever action must be taken (including the giving of notice, the delivery of documents or the funding of money) under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. on such date. The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the parties or by their respective counsel or solicitors. All references herein to time are references to Pacific Standard Time.

ARTICLE II
AGREEMENT OF PURCHASE AND SALE

Section 2.1           Purchase and Sale. Upon the terms and subject to the conditions of this Agreement and the Sale Order, on the Closing Date, the Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to the Purchaser (or its permitted designees), and the Purchaser (or its permitted designees) shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), pursuant to section 363 of the Bankruptcy Code, all right, title and interest of the Sellers in, to or under all of the properties and assets of the Sellers (other than the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, leased, licensed, used or held for use in or relating to the ATM Business (herein collectively called the “Purchased Assets”), including, but not limited to, all right, title and interest of the Sellers, to or under:

(a)          all Accounts Receivable and all other Current Assets, including, for the avoidance of doubt, all Current Assets (including, for the avoidance of doubt, ATMs and supplies and other goods included therein) relating primarily to any Designation Contract that is not an Assigned Contract under Section 2.5 hereof;

(b)          all Purchased Deposits;

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(c)          the ATMs identified as those owned by the Sellers set forth in Schedule 5.1(g);

(d)          all ATM Inventory;

(e)          any and all warranties in favor of a Seller in respect of the ATMs included in the Purchased Assets or Leased to a Seller;

(f)          all Equipment, including the Equipment set forth on Schedule 2.1(f);

(g)          the right to designate, under section 365 of the Bankruptcy Code, the assumption and assignment or the rejection (as the case may be) of all executory contracts and unexpired leases of the Sellers related to the ATM Business or the Purchased Assets (the “Designation Contracts”), including, but not limited to, the Existing Contracts, the Existing ATM Leases and the Existing Real Property Leases, subject to the terms and conditions set forth in this Agreement, including as set forth in Section 2.5 and Section 6.2 hereof;

(h)          the Permits listed or described on Schedule 2.1(h);

(i)          all right, title and interest in and to all Documents, other items and rights in relation to customers of the ATM Business;

(j)          all Intellectual Property held, licensed, used or held for use in the ATM Business as currently conducted, including the Intellectual Property listed or described on Schedule 2.1(j);

(k)          all documentation and media embodying, describing or relating to Intellectual Property as set forth in Section 2.1(j), including memoranda, research, manuals, technical specifications and other records, wherever created throughout the world;

(l)          all computer software programs (including all object code and source code), all documentation relating to software design, specifications, descriptions, modifications, errors and end use and all information technology systems (including, in each case, works in progress) to the extent related to, used or held for use in the ATM Business (the “Software”), including the Software listed or described on Schedule 2.1(l);

(m)          all telephone, telex and telephone facsimile numbers and other directory listings used in connection with the ATM Business, to the extent assignable;

(n)          all Tax refunds, rebates, credits and similar items to which a Seller may be entitled;

(o)          all rights, claims or causes of action of a Seller against third parties, relating to the ATM Business and arising out of events occurring on or prior to the Closing Date, including and, for the avoidance of doubt, arising out of events occurring on or prior to the date on which the Chapter 11 Cases were filed, and including any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, in each case, in connection with the ATM Business, to a Seller and any rights to sue and recover for any infringement, dilution, misappropriation or other violations of Intellectual Property rights;

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(p)          all goodwill associated with the ATM Business or the Purchased Assets;

(q)          all Documents that relate to any Purchased Assets or the ATM Business and copies of those that are Excluded Assets under Section 2.2(n);

(r)          the Assigned Contracts (including, for the avoidance of doubt, payments that are made and Accounts Receivable that accrue in respect of such Assigned Contract following the Closing, whether before or after the effective date of assignment); and

(s)          all other or additional privileges, rights and interests associated with the Purchased Assets of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued operation of, the ATM Business as presently being operated.

At any time prior to three (3) Business Days prior to the date of the Auction, and at no time thereafter, the Purchaser may, in its sole and absolute discretion, by written notice to the Sellers, designate any of the Purchased Assets as additional Excluded Assets, which notice shall set forth in reasonable detail the Purchased Assets so designated. The foregoing sentence shall have no application to the Designation Contracts. Except as otherwise provided herein, the Liabilities of the Sellers under or related to any Purchased Asset excluded under this paragraph will constitute Excluded Liabilities. The exclusion of any assets by Purchaser pursuant to the foregoing shall not have any impact on the Purchase Price.

Section 2.2           Excluded Assets. The Purchased Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a)          any shares of capital stock or other equity interest of a Seller or any of its Subsidiaries or Affiliates or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of a Seller or any of its Subsidiaries or Affiliates;

(b)          all minute books, stock ledgers, corporate seals and stock certificates of the Sellers and their respective Subsidiaries and Affiliates;

(c)          any Contract and any Lease that is rejected under Section 2.5 of this Agreement, including, for the avoidance of doubt, rebates, refunds or deposits that arise under such Contracts and Leases;

(d)          any avoidance actions or other similar causes of action arising solely under sections 544 through 553, inclusive, of the Bankruptcy Code;

(e)          any ATM Inventory transferred in the Ordinary Course of Business prior to the Closing;

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(f)          any Accounts Receivable that have been satisfied or discharged prior to the Closing;

(g)          [Intentionally Omitted].

(h)          all Employee Plans and any assets of such plans;

(i)           any arrangements or agreements between a Seller or any of its Subsidiaries, on the one hand, and any of its Affiliates (other than the a Seller and its Subsidiaries) or any of the Sellers or their respective officers, members, managers, directors, stockholders, parents, other interest holders or employees, on the other hand, including, without limitation, those for employment of the Sellers’ officers, directors and employees, but excluding that certain Lease Agreement by and between Jeff Bellinger and P&K Leasing, LLP as landlord, and Global Axcess, as tenant, dated as of June 1, 2013;

(j)          all intercompany payables, Liabilities and obligations as to which a Seller or an Affiliate thereof is an obligor and obligee or is otherwise responsible or liable;

(k)          any DVD kiosks, contracts that require or authorize a Seller to engage in the DVD Business or obligations or other assets associated with such kiosks or DVD Business;

(l)          any rights, claims or causes of action of the Sellers under this Agreement and other agreements entered into in connection herewith;

(m)          all cash, cash equivalents, bank accounts and short-term and other investments or deposits of the Sellers; provided, that for the avoidance of doubt the foregoing exclude Vault Cash, agreements for the provision of Vault Cash and the Purchased Deposits; and provided, further, that for the avoidance of doubt the Sellers and Purchaser each acknowledge and agree that the Vault Cash is not now and will not become by virtue of the transactions contemplated by this Agreement the property of any Seller or the Purchaser; and

(n)          all personnel records or other records of the Sellers that are required by law to remain in their possession, provided that copies thereof are provided to Purchaser.

Section 2.3           Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement and the Sale Order, on the Closing Date, the Purchaser shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only the following Liabilities (collectively, the “Assumed Liabilities”) and no others:

(a)          all Liabilities arising after the Closing Date exclusively with respect to the Purchased Assets or the operation of the ATM Business following the Closing, except to the extent such Liabilities (i) would have been paid, performed or otherwise discharged on or prior to the Closing Date but for a breach or default by a Seller or any of its Affiliates or Representatives (other than those Liabilities that relate to the Designation Contracts) or (ii) relate to the Designation Contracts;

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(b)          with respect to Designation Contracts, (i) Carry Costs and (ii) any post-designation liabilities under a Designation Contract that is an Assigned Contract (for the avoidance of doubt, the Sellers shall be liable for all Cure Costs (other than Carry Costs and Cure Costs specifically assumed or provided to be paid by Purchaser hereunder) relating to Assigned Contracts);

(c)          Current Payables (other than those related to Designation Contracts rejected pursuant to Section 2.5);

(d)          accrued but not yet invoiced expenses that arise under Assigned Contracts, to the extent outstanding thirty (30) calendar days or less as of the Closing Date, other than Cure Costs not specifically assumed, or provided to be paid by Purchaser, herein, professional fees, fees owed to members of the Sellers’ boards of directors and amounts owed to hardware vendors; and

(e)          paid time-off employee obligations as discussed in Section 6.9(b) due to Sellers’ employees, subject to an aggregate cap of the paid time-off equivalent of $146,000 in the case of pre-Petition Date paid time-off and an aggregate cap of the paid time-off equivalent of $29,000 in the case of paid time-off in relation to the period from and after the Petition Date. For the avoidance of doubt, the Sellers shall remain responsible for any and all paid time-off or amounts accrued in excess of these respective caps.

Section 2.4           Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Purchaser shall not assume and shall not be obligated to assume or be obliged to pay (except on behalf of the Sellers to the extent specifically provided in the Transaction Services Agreement), perform or otherwise discharge any Liability of any Seller or any Affiliate thereof, and the Sellers and their Affiliates shall be solely and exclusively liable with respect to all Liabilities of the Sellers or any Affiliate thereof, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities include, but are not limited to, the following:

(a)          all professional fees and expenses for advisers of a Seller or its Affiliates, including advisers retained pursuant to an order of the Bankruptcy Court;

(b)          obligations, liabilities or amounts payable to any security holder of a Seller or any of its Affiliates;

(c)          trade payables or general unsecured claims or any other liability not expressly assumed under this Agreement, in each case, other than Current Payables;

(d)          any and all Cure Costs not specifically provided to be paid by Purchaser herein;

(e)          any and all claims relating to rejection of any of the Designation Contracts (other than Carry Costs), including but not limited to any claims related to the removal of any ATMs (including any restoration of premises required under ATM placement and similar agreements) that are Purchased Assets from the premises at which they are located and the transport and retrieval of Vault Cash from such ATMs;

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(f)          any and all claims (other than Carry Costs) relating to assignment of an Assigned Contract where the Purchaser is not the Assignee, in which case the Assignee shall be responsible for such claims, other than the applicable Cure Costs not specifically assumed, or provided to be paid by Purchaser, herein, which the Sellers are required to pay under this Agreement;

(g)          any Liability of a Seller, any of its Affiliates or any of its or their respective directors, officers, stockholders or agents (acting in such capacities), arising out of, or relating to, this Agreement or the Transactions, whether incurred prior to, at or subsequent to the Closing Date, including all finder’s or broker’s fees and expenses and any and all fees and expenses of any Representatives of any of them;

(h)          other than as specifically set forth herein, any Liability relating to events or conditions occurring or existing in connection with, or arising out of, the ATM Business as operated on or prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition on or prior to the Closing Date of any Purchased Assets (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the ATM Business);

(i)          any Liability to any Person at any time employed or retained by a Seller or any of its Affiliates at any time or to any such Person’s spouse, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such Person’s employment by or retention with a Seller or any of its Affiliates, whenever such claims mature or are asserted, including all Liabilities arising (i) under or with respect to the Employee Plans, (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing (including the WARN Act), immigration or naturalization laws, (iii) under any collective bargaining laws, agreements or arrangements, (iv) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims, (v) for salary, wages, benefits, vacation, expenses or other compensation or remuneration, (vi) out of acts or omissions with respect to such individuals, including employee claims of wrongful discharge or discrimination, (vii) as severance or similar liabilities, (viii) under employment contracts or similar agreements or arrangements or (ix) in connection with termination or attempted termination of employment;

(j)          any Liability relating to the Purchased Assets based on events or conditions occurring or existing on or prior to the Closing Date and connected with, arising out of or relating to (and including, in each case, those listed in the Seller Disclosure Letter): (i) Hazardous Substances or Environmental Laws, (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, (iii) compliance with any Legal Requirement relating to any of the foregoing or (iv) any other actions, suits, proceedings, claims, investigations, applications or complaints;

(k)          any Liability of a Seller or any of its Affiliates under Title IV of ERISA;

(l)          any Liability of a Seller or any of its Affiliates under COBRA;

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(m)         any pension or retirement Liability of a Seller to its current or former employees which are accrued as of the Closing Date, whether or not under any Employee Plan;

(n)          any Liability for Taxes of a Seller or any of its Affiliates or any member or equity owner of such Seller or Affiliate or for which such Seller or Affiliate may be liable;

(o)          any Liability relating to the violation of any Legal Requirement or Permit;

(p)          any Liability incurred by a Seller or any of its Affiliates or its directors, officers, stockholders, agents or employees (acting in such capacities) on or after the Closing Date (other than Carry Costs); and

(q)          any Liability relating to or arising out of the ownership or operation of an Excluded Asset, including, for the avoidance of doubt, any Liability with respect to Designation Contracts that are rejected under Section 2.5 of this Agreement.

Section 2.5           Designation Contracts.

(a)          Within sixty (60) calendar days following the Closing Date (such period, the “Designation Period”), the Purchaser shall have the right to designate (and may serve the applicable notice with respect to) each of the Designation Contracts (i) as an Assigned Contract to be assumed by the Sellers and assigned to the Assignee or (ii) for rejection by the Sellers. In addition, prior to the Closing Date, the Purchaser may designate Designation Contracts as Assigned Contracts or for rejection and, with respect to all Designation Contracts so designated prior to the Closing Date, the Sellers shall cause the appropriate notices of assumption and assignment, or rejection, to be sent on or prior to the Closing Date.

(b)          Pending the effective date of the assignment to the Assignee or the rejection, as the case may be, of a Designation Contract, the Purchaser shall be responsible for any Carry Costs that accrue or are attributable to the period between the Closing Date and the effective date of the assignment or rejection. The Sellers shall be responsible for, and shall pay, any and all Cure Costs relating to Assigned Contracts, except to the extent specifically provided to be paid by Purchaser herein. For the avoidance of doubt, no Carry Costs shall be deemed to have been incurred with respect to any Designation Contracts that the Purchaser designates for rejection prior to the Closing Date, as contemplated by subsection (a) above. Any Designation Contracts that the Purchaser does not designate as Assigned Contracts prior to expiration of the Designation Period shall be rejected by the Sellers.

ARTICLE III
PURCHASE PRICE

Section 3.1           Payment of Purchase Price. At the Closing, in consideration for the Purchased Assets, in addition to the assumption of the Assumed Liabilities, the Purchaser shall deliver or cause the Escrow Agent to deliver to the Sellers at the Closing Ten Million Nine Hundred Seventeen Thousand Dollars ($10,917,000.00), as adjusted pursuant to Section 3.2(a) below (the “Closing Date Payment”), payable by wire transfer of immediately available U.S. funds to the account designated by the Sellers at least five (5) Business Days prior to that payment, as adjusted pursuant to Section 3.2.

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Section 3.2           Purchase Price Adjustment.

(a)          The Sellers shall prepare and deliver to the Purchaser at least five (5) Business Days prior to Closing a certificate setting forth the estimated Working Capital of the ATM Business (for the avoidance of doubt, excluding the Excluded Assets and Excluded Liabilities) as of 11:59 P.M. on the Business Day immediately preceding the Closing Date, calculated in accordance with this Agreement and in accordance with the Form Working Capital Statement (the “Estimated Working Capital”), together with detailed calculations used by the Sellers and copies of all working papers and supporting materials with respect thereto. The Estimated Working Capital shall be prepared by the Sellers using GAAP, consistently applied, and the same accounting principles, procedures, policies and methods that were used to prepare the Financial Statements. The Sellers shall give the Purchaser access to all working papers and supporting materials in order to confirm the Estimated Working Capital. The Closing Date Payment shall be (i) increased on a dollar for dollar basis by the amount, if any, by which the amount that is the Estimated Working Capital is greater than the amount of the Target Working Capital or (ii) reduced on a dollar for dollar basis by the amount, if any, by which the amount that is the Estimated Working Capital is less than amount of the Target Working Capital; provided, however, that if Purchaser reasonably determines that there is a miscalculation or mistake in the calculation of the Estimated Working Capital or the supporting documents and work papers, in each case that results in Purchaser’s estimate of the Working Capital as of the Closing Date being less than the Estimated Working Capital calculated by the Sellers by more than ten percent (10%), Purchaser may refuse the Estimated Working Capital delivered pursuant to this Section 3.2(a), by providing a written notice to the Sellers within three (3) Business Days from the receipt of the Estimated Working Capital along with a supporting document which explains the reason of disagreement, in which case the Estimated Working Capital shall be deemed to be the same amount as the amount calculated by the Purchaser; provided, that if the Purchaser’s calculation of the Estimated Working Capital is more than fifteen percent (15%) less than the original Estimated Working Capital prepared by Sellers, the amount of the Purchaser’s calculation of the Estimated Working Capital shall be deemed to be the amount that is fifteen percent (15%) less than the Estimated Working Capital originally prepared by Sellers. The Estimated Working Capital as finally determined pursuant to the preceding sentence shall be the final and binding Working Capital under this Agreement.

(b)          At the Closing, Purchaser shall pay to Sellers, the actual cash payment obligations that are owed to Debtor’s Key Employees pursuant to the Order Authorizing and Approving the Debtors’ Key Employee Incentive Plan entered by the Bankruptcy Court (the “KEIP Payment”), subject to a cap of $320,000. For the avoidance of doubt, the Sellers shall remain responsible for any and all amounts in excess of this cap.

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(c)          To extent the Sellers have an obligation to pay the Cure Costs, under the contracts specifically identified in Schedule 3.2(c) that become Assigned Contracts, the Purchaser will make such payments on behalf of the Sellers up to the amount set forth next to the respective contract in Schedule 3.2(c) (the “Cure Reimbursement”) within five (5) Business Days following receipt of a written invoice from the Sellers. For the avoidance of doubt, the Sellers will remain responsible for any amounts in excess of the amounts set forth in Schedule 3.2(c) or in the case that the respective contract does not become an Assigned Contract. In the case of the Pendum Agreement, the Purchaser shall pay the purchase price for any and all Locks (as defined in the Pendum Agreement) to be transferred to Purchaser free and clear of all Encumbrances pursuant to Section 6.2(m), up to a maximum amount (inclusive of all Cure Costs related to the Pendum Agreement paid by Purchaser) of $232,000, it being understood that any excess cost for the Locks shall be the responsibility of Sellers.

(d)          At Closing, the Purchaser shall pay to Sellers the amount owed to employees for the last payroll period of the employees of the ATM Business up to the day prior to the Closing (the “Trailing Payroll Reimbursement”), subject to a cap of $52,000. For the avoidance of doubt, the Sellers shall remain responsible for any and all amounts in excess of this cap.

Section 3.3           Allocation of Purchase Price. Within one hundred eighty (180) calendar days after the final determination of the Purchase Price pursuant to Section 3.2, the Purchaser shall provide the Sellers with a schedule (the “Allocation Schedule”) setting forth the Purchaser’s allocation of the Purchase Price, including by the assumption of the Assumed Liabilities, among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the IRC and the Treasury Regulations promulgated thereunder and any applicable Legal Requirement. Such allocation shall be deemed final unless the Sellers have notified the Purchaser in writing of any reasonable disagreement with the Allocation Schedule within thirty (30) calendar days after submission thereof by the Purchaser, and which written notice shall set forth in reasonable detail the basis for the Sellers’ disagreement therewith. If the allocation is deemed final or the Purchaser and the Sellers reach such agreement, the Purchaser and the Sellers shall execute and file all Tax Returns in a manner consistent with the allocation determined pursuant to this Section 3.3. In the event that the parties hereto do not agree to a purchase price allocation in accordance with this Section 3.3 within twenty (20) calendar days of receipt by the Purchaser of the Sellers’ written notice, then the Sellers and the Purchaser shall refer the disagreement to an Accounting Firm. The Accounting Firm shall be instructed to resolve any disagreement within thirty (30) calendar days and the Sellers and the Purchaser agree the decision of the Accounting Firm shall be conclusive and binding on the Sellers and the Purchaser. The fees of the Accounting Firm shall be borne one-half by the Purchaser and one-half by the Sellers. The Purchaser and the Sellers shall execute and file all Tax Returns and other related documents in a manner consistent with the parties’ agreement or the Accounting Firm’s determination, and each party agrees to provide the other party promptly with any information required to complete the Tax Returns and other related documents.

Section 3.4           Withholding. Notwithstanding anything herein to the contrary, the Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Sellers such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such deduction and withholding was made by the Purchaser.

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ARTICLE IV
BANKRUPTCY COURT APPROVAL

Section 4.1           Bankruptcy Court Action. In addition to the other conditions set forth in Article VII and Article VIII, the Purchaser and the Sellers acknowledge and agree that the consummation of the Transactions is subject to, among other things, approval by the Bankruptcy Court of the assumption and assignment pursuant to Section 365 of the Bankruptcy Code of the Assigned Contracts as further described in Section 2.5 and Section 6.2 hereof, the entry of the Bidding Procedures Order and the entry of the Sale Order by the Bankruptcy Court.

Section 4.2           Purchased Assets Subject to Further Bidding. The Purchaser understands and agrees that each Seller is a debtor in possession in bankruptcy and will conduct the Auction, and that the Sellers shall use this Agreement as the base bid for the Purchased Assets (i.e., “stalking horse bid”). The Purchaser shall be entitled to participate in the Auction beyond its base bid pursuant to this Agreement and the Bidding Procedures Order.

Section 4.3           Break-Up Fee. Notwithstanding anything in this Agreement to the contrary, commencing on the entry of the Bidding Procedures Order, the Sellers agree to pay the Purchaser the Break-Up Fee in accordance with Section 9.2.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1           Representations and Warranties of the Sellers. Except as set forth in the Seller Disclosure Letter attached hereto, each Seller hereby jointly and severally represents and warrants to and in favor of the Purchaser, as of the date hereof and the Closing Date (except for such representations and warranties made only as of a specific date, in which case, as of such date), on the basis that all Designation Contracts are included in the Purchased Assets, as set forth below:

(a)          Organization/Subsidiaries. Each Seller is duly formed, subsisting and in good standing under the laws of the state of Nevada, and is properly qualified to do business in such state. Each Seller is in good standing in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification. Each Seller has all requisite corporate power, authority, right and capacity to own or lease and operate its properties and assets now owned or leased and operated by it, including the Purchased Assets, and to carry on its business in all respects as currently conducted by it. Each Seller has all requisite corporate power, authority, right and capacity to enter into, execute and deliver this Agreement and, subject to the entry of the Sale Order, to carry out the Transactions in the manner contemplated by this Agreement. Each Seller has no Subsidiaries other than, in the case of Global Axcess, Nationwide Ntertainment Services Inc., Nationwide and EFT Integration, Inc., and does not, directly or indirectly, own any interest in any other corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity.

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(b)          Authorization. The execution, delivery and performance of this Agreement, all ancillary agreements referred to herein and the Transactions have been duly and validly authorized by all requisite corporate or other proceedings of each Seller and, subject to the entry of the Sale Order, upon execution and delivery by the Sellers and the Purchaser, this Agreement and all ancillary agreements referred to herein shall constitute legal, valid and binding obligations of each Seller enforceable in accordance with their respective terms.

(c)          No Conflicts. Subject to the entry of the Sale Order, neither the execution of this Agreement nor the performance by the Sellers will result in (A) a breach of any term or provision of, or constitute a default under, or conflict with or permit the acceleration of any obligation of a Seller under (i) its articles of incorporation or bylaws, (ii) any Permit (other than any breach, default or conflict which, individually or in the aggregate, would not be material to the ATM Business), (iii) any order to which a Seller is bound or any Purchased Asset is subject or (iv) any Legal Requirement affecting a Seller or any of the Purchased Assets, or (B) the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets or the ATM Business. Other than the Sale Order, no filing, consent, approval or other documentation is necessary from any Person to enable each of the Sellers to complete the Transactions pursuant to this Agreement in compliance with all existing obligations, Permits and Legal Requirements, and any other obligations or agreements which affect the Purchased Assets.

(d)          No Proceedings. Except as set forth in Schedule 5.1(d), there are no material pending or, to the Knowledge of the Sellers, threatened actions, suits, proceedings, claims, investigations, applications or complaints (whether or not purportedly on behalf of the Sellers) against or affecting the Sellers, which in any way relate to or involve or could adversely affect the Purchased Assets, in law or in equity, which could affect the validity of this Agreement, the title to the Purchased Assets, the value of the Purchased Assets or the conveyance of any of the Purchased Assets to the Purchaser.

(e)          No Options. Other than the Purchaser, no Person has any written or oral agreement or option for the purchase or acquisition of all or any of the Purchased Assets. Other than the Sale Order, each Seller has obtained all consents necessary to the Transactions including the sale of the Purchased Assets to the Purchaser.

(f)          Legal Requirements; Permits. No Seller is in violation of any Legal Requirement applicable to the operation of the ATM Business, except for violations that are not likely to be material to the ATM Business. No Seller has received any written notification from any Governmental Authority asserting that it is not in compliance with any material Legal Requirement applicable to the operation of the ATM Business. Each Seller holds all Permits necessary to carry on the ATM Business as currently conducted by it or to own or lease any of its property or assets utilized by it as such property or assets are currently owned, leased or utilized, except to the extent that the failure to hold such Permits (individually or in the aggregate) is not likely to be material to the ATM Business. Each Permit is valid, subsisting and in full force and effect and no Seller is in material default or breach of such Permit and no material proceeding is pending or, to the Knowledge of the Sellers, threatened to revoke or limit any Permit. To the Knowledge of the Sellers, no Merchant has failed to comply with any Legal Requirements applicable to any ATM as to which Sellers directly or indirectly provide processing services, and which is owned, leased, operated or supported by such Merchant or lacks a Permit required to conduct the Merchant’s business pertaining to such ATMs.

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(g)          Assets. As of the Closing Date, the Sellers will have good title to, or in the case of Leased or licensed assets, valid leasehold interests or licenses to, the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. The Purchased Assets (and the assets used by Sellers pursuant to any Designation Contract rejected pursuant to Section 2.5) constitute all of the material assets, rights and properties, tangible or intangible, real or personal, which are used in connection with the operation of the ATM Business, as currently operated. Schedule 5.1(g) sets forth an accurate and complete list of all ATMs owned, leased, operated or supported by a Seller, including those ATMs owned, leased, operated or supported by Merchants under the Sellers’ operations or support, ATMs as to which Sellers directly or indirectly provide services and that are in service at a Merchant’s place of business and those that are out of service (whether located in storage or in a laboratory or repair shop). Schedule 5.1(g) includes the following information for each ATM that is owned by a Seller or otherwise operated under the ownership model where one or more ATMs are placed on the premises of a Merchant who does not own such ATMs: (i) the TID number and age (where known) of such ATM, (ii) whether such ATM is a bank-branded ATM or not, and if a bank branded ATM, the name of the branding bank, (iii) to the Knowledge of the Sellers, whether such ATM is currently in compliance with all material Legal Requirements, including the Americans with Disabilities Act of 1990, any material state or county level fee sticker or other regulations or registration requirements and any material provisions of the Electronic Fund Transfer Act, as amended, (iv) to the Knowledge of the Sellers, the current location of such ATM, (v) the address, name and phone number (where known) of the relevant Merchant and (vi) to the extent that written contracts are in place with respect to such ATM, the contract date of the relevant ATM placement agreement with the relevant Merchant. Schedule 5.1(g) includes the following information for each ATM that is neither owned by a Seller nor otherwise operated under the ownership model where one or more ATMs are placed on the premises of a Merchant who does not own such ATMs, to the Knowledge of the Sellers: (i) the TID number and age (where known) of such ATM, (ii) the current location of such ATM, (iii) the address, name and phone number (where known) of the relevant Merchant and (iv) to the extent that written contracts are in place with respect to such ATM, the contract date of the relevant agreement with the relevant Merchant.

(h)          Leases. No Seller has ever, or currently does, own any real property. The Existing ATM Leases and the Existing Real Property Leases (including any amendments, modifications or supplements thereto) disclosed to the Purchaser pursuant to Schedule 5.1(h) hereto are the only Leases by any Seller with respect to ATMs or real property. The applicable Seller has title to each Existing ATM Lease and Existing Real Property Lease and a good and valid leasehold interest in the real or personal property licensed thereunder (subject to the terms of the applicable Lease governing its interests therein), in each case free and clear of all Encumbrances (other than Permitted Encumbrances). Each Existing ATM Lease and Existing Real Property Lease (i) is the legal, valid, binding and enforceable obligation of the Seller that is lessee thereunder, (ii) to the Knowledge of the Sellers, is in full force and effect and the binding obligation of the other parties thereto and (iii) will, if designated as an Assigned Contract, continue to be the legal, valid, binding, and enforceable obligation of the Purchaser following the consummation of the Transactions. At the time of Closing, there will not exist any default or event which, with the passage of time or the giving of notice or both, would constitute a default in the performance and/or observance of the obligations on the part of a Seller under any of the Existing ATM Lease and Existing Real Property Lease. No Seller has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold created by such Lease.

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(i)          Contracts. Schedule 5.1(i) hereto lists all Contracts (including any amendments, modifications or supplements thereto), which are material to the Sellers’ ATM Business (the “Existing Contracts”), and (i) at Closing there will not be any Contracts material to the Sellers or the ATM Business other than the Existing Contracts and any additional Contracts entered into in the Ordinary Course of Business after filing of the Chapter 11 Cases; (ii) no Seller is a party to, and no Seller is or on Closing will be bound or affected by, any Contracts material to the Sellers’ ATM Business except the Existing Contracts and any additional Contracts entered into in the Ordinary Course of Business after filing of the Chapter 11 Cases; (iii) no Seller has given or received notice of any default with respect to the Existing Contracts, and no Seller is in default under any of the Existing Contracts that, in each case, is required to be cured other than through payment of the applicable Cure Costs; (iv) at the time of Closing, there will not exist any default or event which, with the passage of time or the giving of notice or both, would constitute a default in the performance and/or observance of the obligations on the part of a Seller under any of the Existing Contracts that, in each case, will be required to be cured other than through payment of the applicable Cure Costs; and (v) each of the Existing Contracts is in full force and effect and is a valid and binding obligation as to the applicable Seller, and, to the Knowledge of the Sellers, the other parties thereto, unamended by oral or written agreement, and the Sellers are entitled to the full benefit and advantage of each of the Existing Contracts to which it is a party in accordance with the terms thereof.

(j)          Designation Contracts. The Contracts and Leases disclosed in Schedules 5.1(h) and 5.1(i) collectively reflect all of the executory contracts and unexpired leases of the Sellers related to the Purchased Assets.

(k)          SEC Documents; Financial Statements.

(i)          From January 1, 2008 through the date hereof, Global Axcess has filed all SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities Exchange Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Securities Exchange Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(ii)         Attached as Schedule 5.1(k)(ii) are (A) the audited consolidated balance sheet of Global Axcess as of December 31, 2011 and December 31, 2012 and the audited related income statement, statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2011 and December 31, 2012, (B) the unaudited consolidated balance sheet of Global Axcess as of March 31, 2013 and the unaudited related income statement, statements of operations, changes in stockholders’ equity and cash flows for the three month period ended March 31, 2013 and (C) the unaudited non-consolidated balance sheet of Global Axcess and Nationwide, respectively, as of December 31, 2011, December 31, 2012, March 31, 2013 and the unaudited related income statement for the years ended December 31, 2011 and December 31, 2012 and the unaudited related income statement for the three month period ended March 31, 2013 ((A), (B) and (C), together, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP (subject to normal year-end adjustments, the effect of which are not material in nature, and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements) and consistently applied and maintained throughout the periods indicated, and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Sellers as of the date thereof and for the periods covered thereby. The Financial Statements as set forth in (C) were prepared by the Sellers in good faith to fairly present in all material aspects the financial position, results of operations and cash flows of the ATM Business as of the date thereof and for the periods covered thereby.

(l)          Absence of Changes. Except as required by Legal Requirements or GAAP, and except as set forth in Schedule 6.1(c), since December 31, 2012 through and including the date hereof: (i) the Sellers have conducted the ATM Business in the Ordinary Course of Business; (ii) there have not occurred any facts, conditions, changes, violations, inaccuracies, circumstances, effects or events that have constituted, or which would be reasonably likely to result in a Material Adverse Effect; and (iii) no Seller has taken any action described in Section 6.1(c).

(m)          No Undisclosed Liabilities. No Seller has any material Liabilities, except Liabilities (i) in the aggregate adequately provided for in the Financial Statements; (ii) incurred in the Ordinary Course of Business and not required under GAAP to be reflected on the Financial Statements; (iii) incurred since December 31, 2012 in the Ordinary Course of Business or as required by applicable Legal Requirement; or (iv) incurred in connection with this Agreement or the Transactions.

(n)          Brokers. Any fee or commission due to any broker or agent retained by the Sellers in respect of this Agreement or the Transactions will be paid by the Sellers, and the Purchaser will not be liable for or suffer any losses in respect of any claims with respect to any such fee or commission.

(o)          Environmental Matters. (i) The Sellers are and have been in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying with any Environmental Permits, except for such non-compliance that in each case or in the aggregate would not reasonably be expected to result in future material liability; (ii) no Seller is subject to any pending or, to the Knowledge of the Sellers, threatened actions, suits, proceedings, claims, investigations, applications or complaints (whether or not purportedly on behalf of the Sellers) alleging that a Seller may be in violation of any Environmental Law or Environmental Permit, or may have any liability under Environmental Law; and (iii) to the Knowledge of the Sellers, no facts, circumstances or conditions exist with respect to the Sellers or the ATM Business that would in each case or in the aggregate reasonably be expected to result in material liability.

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(p)          Intellectual Property Matters.

(i)          The Sellers own or have valid rights to use all of the Intellectual Property necessary to conduct, or used by it in the operation of, the ATM Business as currently conducted. Schedule 5.1(p) lists all (i) registrations for such Intellectual Property owned by the Sellers, (ii) pending applications to register any such Intellectual Property owned by the Sellers, (iii) material unregistered such Intellectual Property owned by the Sellers, (iv) Domain Names owned by the Sellers, (v) Software owned by the Sellers, (vi) material contracts, licenses and agreements (including settlements and covenants not to sue) with respect to such Intellectual Property owned by the Sellers pursuant to which a Seller has granted any Person the right to reproduce, distribute, market or otherwise exploit such Intellectual Property (other than a Seller’s customer end user agreements entered into with any of its customers in the Ordinary Course of Business) and (vii) material contracts, licenses and agreements (including settlements and covenants not to sue) pursuant to which the Sellers have been granted the right to use Intellectual Property by any Person. The Sellers are the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Intellectual Property items set forth in Schedule 5.1(p)(i) and (ii), all such Intellectual Property is subsisting, valid, and enforceable and all fees necessary to maintain Intellectual Property registrations and applications in good standing have been paid.

(ii)         There is no action, suit, proceeding, claim, investigation or complaint pending, or, to the Knowledge of the Sellers, threatened against any Seller that (A) challenges (y) the validity or ownership of any Intellectual Property owned by the Sellers or (z) a Seller’s use of any Intellectual Property or (B) alleges infringement, dilution, misappropriation or other violation of the Intellectual Property of any Person by any Seller. To the Knowledge of the Sellers, no third Person’s operations or products infringe any Intellectual Property owned by or exclusively licensed to the Sellers in any material respect. To the Knowledge of the Sellers, a Seller’s operations and products do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third Person and there is no valid basis for such a claim. No Seller has received during the two (2) year period preceding the date hereof any written claim of infringement, dilution, misappropriation or other violation with respect to any Intellectual Property owned by any third Person.

(iii)        With respect to the Software owned by the Sellers and, with respect to Software licensed to the Sellers or otherwise used or held for use in the ATM Business, to the Knowledge of the Sellers, (A) no such Software contains any device or feature designed to disrupt, disable or otherwise impair the functioning of any Software and (B) no such Software is subject to the terms of any “open source” or other similar license that provides for any source code of the Software to be disclosed, licensed, publicly distributed or dedicated to the public. No Seller has delivered, licensed or made available, or has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available, the source code for any such Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a Seller.

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(iv)        Each Seller has at all times complied, in all material respects, with all Legal Requirements, as well as its own rules, policies and procedures, relating to privacy, data protection and the collection and use of personal information collected, used or held for use by such Seller, no claims have been asserted or threatened against a Seller alleging a violation of any Person’s privacy or personal information or data rights. The consummation of the Transactions will not breach or otherwise cause any violation with respect to any of the foregoing.

(v)         No current or former Affiliate, partner, director, stockholder, officer or employee of any Seller will, after giving effect to the Transactions, own or retain any rights to use any of the Intellectual Property owned, used or held for use by the Sellers in the conduct of the ATM Business.

(vi)        The Intellectual Property, including rights to use the Intellectual Property of any Person under a license, included in the Purchased Assets constitutes all material Intellectual Property owned, used or held for use in the conduct of the ATM Business, and the consummation of the Transactions will not result in any interruption or business discontinuity of the ATM Business or the loss or impairment of or payment of any additional amounts with respect to the Purchaser’s right to own, use or hold for use any of such Intellectual Property.

(q)          Insurance. Schedule 5.1(q) hereto sets forth a complete list of all insurance policies with respect to which a Seller is a party, a named insured or otherwise the beneficiary of coverage.

(r)          Employee Benefit Matters.

(i)          Schedule 5.1(r) sets forth a complete and correct list of all Employee Plans. All Employee Plans are maintained in the United States and are governed by the Legal Requirements of the United States or a jurisdiction thereof.

(ii)         True and complete copies of the following documents, with respect to each of the Employee Plans have been made available to the Purchaser, to the extent applicable: (A) any plans, all amendments thereto and related trust documents, and amendments thereto; (B) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report; (C) the most recent IRS determination letter; and (D) the most recent summary plan descriptions.

(iii)        All Employee Plans have been maintained in compliance, in all material respects, with their terms and with all applicable provisions of ERISA, the IRC and other Legal Requirements.

(iv)        The Employee Plans intended to qualify under Section 401 of the IRC are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the IRC, and nothing has occurred with respect to the operation of the Employee Plans which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the IRC.

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(v)         No liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the IRC has been incurred by a Seller or any of its ERISA Affiliates that has not been satisfied in full when due, and no condition exists that could reasonably be expected to present a material risk to the Purchaser or any of its ERISA Affiliates of incurring a liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the IRC with respect to an Employee Plan.

(vi)        As of the date hereof, there are no actions, claims or lawsuits (other than routine claims for benefits in the Ordinary Course of Business) pending or, to the Knowledge of the Sellers, threatened, with respect to any Employee Plan.

(vii)        Neither the Sellers nor any of its ERISA Affiliates sponsors or contributes to, nor within the six years preceding the date hereof has sponsored or contributed to, (A) any defined benefit pension plan that is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA or (B) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(viii)      Except as disclosed in Schedule 5.1(r)(viii), neither the execution of this Agreement, nor the consummation of the Transactions will (A) entitle any employees of the Sellers to any severance pay or any increase in severance pay upon any termination of employment after the date hereof under any Employee Plan, or (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans.

(s)          Labor Matters.

(i)          No Seller is (i) a party to any labor or collective bargaining agreement, (ii) currently negotiating any such agreement or (iii) obligated to negotiate any such agreement. As related to a Seller, (i) no labor organization or group of employees has made a pending demand for recognition or certification, (ii) there are no existing organization drives and (iii) there are and have been no representation or certification proceedings, or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or, to the Knowledge of the Sellers, threatened to be brought, within the past three (3) years.

(ii)         There are no (A) strikes, work stoppages, work slowdowns or lockouts pending, or to the Knowledge of the Sellers, threatened against or involving a Seller or the ATM Business, nor has any strike, slowdown or work stoppage occurred or, to the Knowledge of the Sellers, been threatened within three (3) years prior to the date hereof or (B) material unfair labor practice charges, grievances, arbitrations or complaints pending or, to the Knowledge of the Sellers, threatened by or on behalf of any employee or group of employees.

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(iii)        Each Seller is, in all material respects, in compliance with all Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, worker classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues or unemployment insurance.

(iv)        To the Knowledge of the Sellers, no employee of a Seller is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to such employee's employment with a Seller or to the knowledge or use of trade secrets or proprietary information.

(t)          Tax Matters.

(i)          All material Tax Returns of each Seller have been timely filed in accordance with Legal Requirements, and all such Tax Returns are true, complete and accurate in all material respects. Each Seller has timely paid, or caused to be paid, all Taxes for which it is liable.

(ii)         No federal, state, local or foreign audits or other proceedings are pending or being conducted, nor has a Seller received in the last three (3) years any (A) notice in writing from any Governmental Authority that any such audit or other proceeding is pending, threatened or contemplated or (B) notice of deficiency or proposed adjustment for any Tax proposed, asserted or assessed by any Governmental Authority against a Seller with respect to any material Taxes or any material Tax Return filed by or with respect to a Seller. In the last three (3) years, no Seller has engaged in any administrative audit, administrative appeal or judicial contest of any Tax matter.

(iii)        All Tax deficiencies that have been claimed, proposed or asserted in writing against a Seller have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(iv)        There are no liens for Taxes upon any of the Purchased Assets, other than liens for Taxes not yet due and payable.

(v)         Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Tax Returns required with respect thereto have been properly complete and timely filed.

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(vi)        No Seller has received written notice of any claim by any Governmental Authority in a jurisdiction where a Seller has not filed Tax Returns that the ATM Business or a Seller may be subject to taxation by that jurisdiction.

(vii)       No Seller has a “Permanent Establishment” (within the meaning of relevant Legal Requirements) in any country other than the countries in which it is organized. No Seller is a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “Affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of the IRC Sections 897 and 1445.

(u)          Key Merchants and Branding Institutions. Except as disclosed on Schedule 5.1(u), since March 31, 2013, no Key Merchant has cancelled or otherwise terminated or, whether or not an automatic renewal provision exists in a contract with such Key Merchant, refused or purported to refuse to renew the term of its relationship with the Sellers or materially reduced or changed the pricing or other terms of the business it conducts with the Sellers and no such Key Merchant has notified the Sellers in writing that it intends to cancel, terminate or, whether or not an automatic renewal provision exists in a contract with such Key Merchant, refuse to renew the term or materially reduce or change the pricing or other terms of its business or contract with the Sellers. Except as disclosed on Schedule 5.1(u), since March 31, 2013, no Branding Institution has cancelled or otherwise terminated or, whether or not an automatic renewal provision exists in any contract with such Branding Institution, refused or purported to refuse to renew the term of such contract or materially reduced or changed the pricing or other terms of such contract and no such Branding Institution has notified the Sellers in writing that it intends to cancel, terminate or, whether or not an automatic renewal provision exists in such contract, refuse to renew the term or materially reduce or change the pricing or other terms of such contract.

(v)         No Transactions that involve both the ATM Business and the DVD Business. Except as set forth in Schedule 5.1(v), there are no Contracts or other outstanding rights or obligations (including any receivables, payables, loans or advances) that involve both the ATM Business, a Seller or a Seller’s directors, officers or employees on the one hand, and the DVD Business on the other hand, and there are no Contracts, Liability, premises, merchant locations, Equipment, Lease, Intellectual Property or any other services, which are (a) provided by the ATM Business to the DVD Business, (b) provided by the DVD Business to the ATM Business or (c) shared between the ATM Business and the DVD Business.

(w)          Conflicts of Interest. Except as set forth in Schedule 5.1(w), to the Knowledge of the Sellers, none of the officers, directors, employees, advisors or consultants of the Sellers, nor their respective relatives or dependents, owns directly or indirectly, individually or collectively, a material interest in any Person that is a competitor, lessor, lessee, customer or supplier of (or has any existing contractual relationship with) Seller.

(x)          Sale Order. Immediately prior to Closing, the Sellers will have the instruments of transfer contemplated by Section 8.2, and, upon delivery to the Purchaser on the Closing Date of such instruments of transfer, and subject to the terms of the Sale Order (including the provisions thereof relating to assumption and assignment or rejection of the Designation Contracts), the Sellers will thereby transfer to the Purchaser, good title to all of the Purchased Assets, free and clear of all Encumbrances pursuant to section 363 of the Bankruptcy Code, except for the Assumed Liabilities and for Permitted Encumbrances. The Purchased Assets are sufficient to permit the Purchaser or its permitted designees to operate the ATM Business from and after the Closing Date in substantially the same manner as the ATM Business is currently being operated by the Sellers.

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(y)          Vault Cash. The Sellers do not own any of the Vault Cash. All Vault Cash is supplied by an unrelated third party pursuant to the terms of an agreement for the provision of Vault Cash. Attached hereto as Schedule 5.1(y) is a schedule reflecting the daily balances of Vault Cash for each day during April, May and June, 2013 for all ATMs owned or leased by the Sellers. The aggregate amount of Vault Cash is equal to and agrees with the Vault Cash balances as determined in accordance with the terms of the agreements for the provision of Vault Cash.

(z)          Theft. Since January 1, 2010, no Seller has experienced any material theft of any ATMs owned or leased by it and/or the material theft of any Vault Cash from any such ATMs. To the extent a Seller has had any such thefts, Schedule 5.1(z) identifies the date of such theft, the location at which such theft occurred, a brief description of the nature of the loss and the dollar amount of such loss.

(aa)         Financing. The Sellers have incurred no debt following the commencement of the Chapter 11 Cases other than as set forth in Schedule 5.1(aa) that could constitute an Encumbrance on the Purchased Assets.

(bb)         Disclosure. The Sellers have not failed to disclose to the Purchaser any facts material to the ATM Business, or results of operations, assets, liabilities, financial condition or prospects of the Sellers with respect thereto. No representation or warranty by the Sellers contained in this Agreement and no statement contained in any document (including the Financial Statements and the Seller Disclosure Letter), certificate or other writing furnished or to be furnished by the Sellers to the Purchaser or any of its Representatives pursuant to the provisions hereof or in connection with the Transactions contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 5.2           Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to and in favor of the Sellers as follows:

(a)          Organization. The Purchaser is duly formed, subsisting and in good standing under the laws of the State of California and is properly qualified to do business in such state. The Purchaser has all requisite corporate power, authority, right and capacity to own or lease and operate its properties and assets now owned or leased and operated by it and to carry on its business in all respects as currently conducted by it. The Purchaser has all requisite corporate power, authority, right and capacity to enter into, execute and deliver this Agreement and, subject to the entry of the Sale Order, to carry out the Transactions in the manner contemplated by this Agreement.

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(b)          Authorization. The execution, delivery and performance of this Agreement, all ancillary agreements referred to herein and the Transactions have been duly and validly authorized by all requisite corporate or other proceedings of the Purchaser and, subject to the entry of the Sale Order, upon execution and delivery by the Sellers and the Purchaser, this Agreement and all ancillary agreements referred to herein shall constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.

(c)          No Conflicts. Provided that the Japan Financial Services Agency does not object to the transactions contemplated by this Agreement, neither the execution of this Agreement nor the performance by the Purchaser will result in a breach of any term or provision, or constitute a default under, or conflict with or cause the acceleration of any material obligation of the Purchaser under (i) the constituent documents or bylaws of the Purchaser, (ii) any Permit applicable to the Purchaser, (iii) any order to which the Purchaser is bound or (iv) any Legal Requirement affecting the Purchaser. Other than the Sale Order, no consent, approval or other documentation is necessary to enable the Purchaser to complete the Transactions pursuant to this Agreement.

(d)          Brokers. The Purchaser has not engaged or become liable to any broker in respect of this Agreement or the Transactions.

(e)          Financing. The Purchaser or its permitted designees will have at the Closing sufficient internal funds (after giving effect to any committed financing) available to pay the Purchase Price as adjusted pursuant to Section 3.2 in connection with the Transactions.

Section 5.3           Survival. The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

Section 5.4           No Waiver. The Sellers agree that the Purchaser’s right to do searches, reviews, examinations, investigations, inspections, assessments, audits and analyses, and the exercise of such right, shall not affect, reduce or mitigate any of the representations, warranties or covenants of the Sellers contained in this Agreement or any of the damages and costs owing by the Sellers to the Purchaser as a result of any breach of such representations, warranties or covenants.

Section 5.5           Notification of Breach; Disclosure. The Sellers shall promptly notify the Purchaser of (a) any event, condition or circumstance of which a Seller becomes aware after the date hereof and prior to the Closing Date that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained in this Agreement) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VII, as the case may be or (b) any event, occurrence, transaction or other item of which a Seller becomes aware which would have been required to have been disclosed on any Seller Disclosure Letter attached hereto had such event, occurrence, transaction or item existed as of the date hereof. During the period prior to the Closing Date, the Sellers will promptly advise the Purchaser in writing of any written notice or, to the Knowledge of the Sellers, other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement. It is acknowledged and understood that no notice given pursuant to this Section 5.5 shall have any effect on the representations, warranties or covenants contained in this Agreement for purposes of determining satisfaction of the conditions contained herein.

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ARTICLE VI
COVENANTS

Section 6.1           Covenants of the Sellers. From and after the date hereof, each Seller covenants and agrees as follows:

(a)          The Sellers shall afford the Purchaser’s Representatives access during normal business hours to the offices, properties, key employees, outside counsel and accountants, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the ATM Business, the Purchased Assets and the Assumed Liabilities to the extent the Purchaser reasonably deems necessary and shall permit the Purchaser and its Representatives to make copies of such materials. The Sellers shall furnish to the Purchaser or its Representatives such additional information concerning the Purchased Assets, the ATM Business and the Assumed Liabilities as shall be reasonably requested by the Purchaser or its Representatives, including all such information as shall be reasonably necessary to enable the Purchaser or its Representatives to (i) verify the accuracy of the Sellers’ representations and warranties contained in this Agreement, (ii) verify that each Seller has complied with the covenants contained in this Agreement and (iii) determine whether the conditions set forth in ARTICLE VII have been satisfied. Each Seller shall use its commercially reasonable efforts to cause its outside accountants and outside counsel to cooperate with the Purchaser in its investigation. It is acknowledged and understood that no investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by the Sellers in this Agreement. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require a Seller to disclose information subject to attorney-client privilege, provided such Seller advises the Purchaser of the specific assertion of such privilege. As reasonably requested by the Purchaser from time to time, each Seller shall use commercially reasonable efforts to cooperate with the Purchaser in connection with the Purchaser contacting the manufacturers, suppliers, contractors, licensors, employees, customers, Merchants and others having business relations with the ATM Business.

(b)          Between the date hereof and the date of effectiveness of the assignment of all of the Assigned Contracts and final resolution of all Designation Notices delivered during the Designation Period, the Sellers shall (i) maintain the Purchased Assets in the Ordinary Course of Business (including, if unable to be fixed, replacing the Purchased Assets which are out of order or use with reasonably equivalent equipment from Sellers’ inventory or, if no such inventory remains, by purchasing reasonably equivalent equipment) and (ii) operate the ATM Business in the Ordinary Course of Business and shall not, except as required or expressly permitted pursuant to the terms hereof or as the Purchaser shall consent in writing or as may be approved by order of the Bankruptcy Court, enter into any material transaction, other than in the Ordinary Course of Business. Consistent with the foregoing and to the extent permitted or required by the Chapter 11 Cases, the Sellers shall use reasonable best efforts to continue operating the ATM Business as a going concern, to maintain the business organization of the ATM Business intact and to preserve the goodwill of the manufacturers, suppliers, contractors, licensors, employees, customers, Merchants and others having business relations with the ATM Business. In connection therewith, the Sellers shall not (i) transfer or cause to be transferred from the ATM Business any employee or agent thereof, (ii) offer employment for any period on or after the Closing Date to any such employee or agent regarding whom the Purchaser makes offers of employment (if any) or (iii) otherwise attempt to persuade any such Person to terminate his or her relationship with the ATM Business.

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(c)          Except as otherwise expressly provided in this Agreement (and without limiting the covenants in Section 6.1(b)), or with the prior express written approval of the Purchaser, each of the Sellers shall not:

(i)          other than the sale of ATM Inventory for fair value in the Ordinary Course of Business, sell, lease (as lessor), license out any Intellectual Property, transfer or otherwise dispose of (including any transfer from the ATM Business to any Affiliates), or mortgage or pledge, or impose or suffer to be imposed, any Encumbrance on (other than Assumed Liabilities) any of the Purchased Assets;

(ii)         other than in the Ordinary Course of Business, purchase or acquire a license or lease to any assets;

(iii)        cancel or settle any material debts owed to or material claims held by the ATM Business (including the settlement of any actions, claims, proceedings or litigation);

(iv)        accelerate or delay collection of any Accounts Receivable generated by the ATM Business in advance of or beyond their regular due dates, or collect or agree to collect any Accounts Receivable for less than the amount billed therefor;

(v)         delay or accelerate payment of any account payable or other Liability of the ATM Business, in each case, which accrued after the Petition Date, beyond or in advance of its due date;

(vi)        fail to maintain the Purchased Assets in good condition, reasonable wear and tear excepted;

(vii)       forgive, cancel or waive any right of material value that is included in the Purchased Assets:

(viii)      institute any new, or any increase (including any increase in coverage) in any existing, profit-sharing, bonus, incentive, deferred compensation, severance insurance, pension, retirement, medical, hospital, disability, welfare or other Employee Plan with respect to directors, officers or employees;

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(ix)         change the compensation (including salary, bonus or incentive compensation) of, or otherwise enter into new arrangements or Contracts with or provide any loans or advances to the directors, officers, employees of, or independent contractors or consultants to, a Seller, or any Affiliate of any of the foregoing;

(x)          enter into any collective bargaining, employment, deferred compensation, severance, consulting, independent contractor, nondisclosure, non-competition or similar agreement (or negotiate, renew or amend any such agreement) to which a Seller is a party or involving any of its directors, officers or employees in his or her capacity as a director, officer or employee;

(xi)         make, change or rescind any material election in relation to Taxes, adopt or change any method of accounting relating to Taxes, enter into any closing agreement or settle any claim or assessment relating to Taxes or make any material amendment to any Tax Return;

(xii)        declare, set aside, make or pay any dividend or other distribution in respect of the capital stock, membership interests or other equity interests of a Seller, or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock, membership interests or other securities of, or other ownership interests in, a Seller;

(xiii)       transfer, issue, sell or dispose of any shares of capital stock or other securities of a Seller;

(xiv)      grant or exercise options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of a Seller;

(xv)       incur any indebtedness for borrowed money (including any intra-group borrowings and any leasing transactions), enter into any material guarantee, indemnity or other agreement to secure any obligation of a third party (including its Affiliates and Representatives) or create any Encumbrance for the benefit of a third party (including its Affiliates and Representatives) over any of the Purchased Assets;

(xvi)      make any payment, or otherwise remit any monies, to a Seller or its Affiliates for any purpose whatsoever, other than allocation and payment of general overhead expenses in the Ordinary Course of Business;

(xvii)     change any accounting policy or practice except in the Ordinary Course of Business;

(xviii)    amend its articles of incorporation or bylaws or comparable organization documents in any material respect (other than to change the size of its board of directors);

(xix)       grant, agree to grant to any Person, dispose of or permit to lapse any rights to any Intellectual Property other than Intellectual Property that is not in use and has only a nominal value, or disclose or agree to disclose to any Person, other than Representatives of the Purchaser, any trade secret or other material confidential information; or

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(xx)        discuss or enter into any agreement or commitment to take any action prohibited by this Section 6.1(c).

Section 6.2           Bankruptcy Covenants. From and after the date hereof, the Sellers and/or the Purchaser, in each case as indicated below, covenants and agree as follows:

(a)          As promptly as practicable after the execution of this Agreement, but in any event no later than five (5) Business Days after the Petition Date, the Sellers shall file, or cause to be filed, with the Bankruptcy Court, the Sale Motion.

(b)          The Sellers and the Purchaser each shall act promptly, diligently and in good faith, and use their respective best efforts, in pursuing entry of the Bidding Procedures Order and the Sale Order, and otherwise effectuating and consummating the Transactions, including the sale of the Purchased Assets to the Purchaser, under the terms and conditions of this Agreement, in each case as soon as practicable, but in any case within the applicable timeframes contemplated by this Agreement, including, without limitation, promptly, diligently and in good faith, and using their respective best efforts in:

(i)          preparing and filing appropriate supporting papers;

(ii)         furnishing available supporting testimony or other evidence;

(iii)        contesting any applicable objections;

(iv)        responding to any applicable discovery requests; and

(v)         contesting any applicable appeals or related relief.

(c)          Each Seller shall use its best efforts to provide such prior written notice as may be reasonable under the circumstances before filing any papers in the Chapter 11 Cases that relate, in whole or in part, to this Agreement or the Purchaser, which papers shall be in form and substance reasonably satisfactory to the Purchaser.

(d)          In the event an appeal is taken or a stay pending appeal is requested from either the Bidding Procedures Order or the Sale Order, the Sellers shall immediately notify the Purchaser of such appeal or stay request and shall promptly provide to the Purchaser a copy of the related notice of appeal or order of stay. The Sellers shall also provide the Purchaser with written notice of any motion or application filed in connection with any appeal from either of such orders.

(e)          From and after the date hereof, and to the extent the Purchaser is the successful bidder at the Auction, no Seller shall take any action that is intended to or does result in, or fail to take any action the intent of which failure to act would or does result in, the reversal, voiding, modification or staying of the Bidding Procedures Order or the Sale Order.

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(f)          In the Sale Motion, the Sellers shall, among other things, request that the Bankruptcy Court grant the following relief in connection with the Designation Contracts and other matters:

(i)          authorize and approve the treatment of the Designation Contracts on the terms and conditions set forth in this Agreement;

(ii)         establish terms, conditions, and notice and other procedures applicable to the assumption and assignment, or the rejection, as the case may be, of Designation Contracts, including, without limitation:

(1)         fixing a deadline for non-Seller parties to Designation Contracts and all others to object to the potential assumption by the Sellers and assignment to the Assignees of Designation Contracts that may ultimately be designated as Assigned Contracts, or to the potential rejection of Designation Contracts, and establishing procedures for resolution of any such objections, including, without limitation, deeming each party to a Designation Contract and all other parties to have consented to, and waived the right to object to, the assumptions by the Sellers and the assignments to the Assignees of the Assigned Contracts unless such party objects within the applicable deadline, in which case the Bankruptcy Court shall adjudicate any such objection, such that (A) any and all objections that may be raised by any party in connection with the potential assumptions by the Sellers and assignments to the Assignees of Designation Contracts that might ultimately be designated as Assigned Contracts shall be resolved by the Sale Order itself or by an order entered prior to entry of the Sale Order, and (B) following entry of the Sale Order, the Designation Contracts may be assigned or rejected under the terms of this Agreement and the Sale Order simply by the provision of notice of assumption and assignment, or of rejection, as the case may be, without any further opportunity for any party to object to or otherwise interfere with the assumptions by the Sellers and the assignments to the Assignees of the Assigned Contracts or the rejection of Designation Contracts;

(2)         authorizing, but not requiring, in accordance with the Sale Order, the Purchaser, on behalf of the Sellers, to deliver notices to each non-Seller party to a Designation Contract with respect to the assumption and assignment or the rejection of a Designation Contract (such notices provided pursuant to the Sale Order, together with the notices required to be delivered by the Sellers pursuant to the second sentence of Section 2.5(a), the “Designation Notices”);

(3)         authorizing the Purchaser to withdraw or modify its designation of treatment of any Designation Contract before the effective date of assignment or rejection, as the case may be;

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(4)         authorizing and approving the assumption and assignment of any Assigned Contracts to the Assignee, pursuant to section 365 of the Bankruptcy Code, and requiring the Sellers to pay, from time to time, any and all Cure Costs associated with the Assigned Contracts;

(5)         finding that adequate assurance of future performance has been provided under section 365 of the Bankruptcy Code with respect to Assigned Contracts;

(6)         fixing the amount of applicable Cure Costs for each of the Designation Contracts that would be payable by the Sellers if the Purchaser designates such Designation Contract as an Assigned Contract;

(7)         setting the effective date of an assignment to be determined as set forth in the Sale Order and the effective date of a rejection to be the date on which notice of such rejection is sent to the applicable counterparty/ies to the Designation Contract being rejected in accordance with the procedures established by the Bankruptcy Court; and

(8)         establishing a deadline for the filing of any proof of claim with respect to any claim arising from the rejection of a Designation Contract.

(iii)        authorize the Purchaser, from the Petition Date through the end of the Designation Period and subject to the terms of this Agreement, to (A) seek, or cause the Sellers to seek, extensions of applicable deadlines under the Bankruptcy Code to assume or reject Designation Contracts, and (B) oppose, or cause the Sellers to oppose, any request to accelerate such deadlines;

(iv)        authorize the Purchaser, during the Designation Period, to access any ATM owned, leased, operated or supported by the Sellers or, to the extent Sellers directly or indirectly provide processing services, by Merchants, wherever located, and any manufacturers, suppliers, contractors, licensors, customers, Merchants and others having business relations with the ATM Business, as the agent of either or both of the Sellers;

(v)         otherwise approve the terms and conditions of this Agreement applicable to the Designation Contracts;

(vi)        expressly deem unenforceable any and all provisions that purport to restrict the Sellers’ ability to assign the Assigned Contracts to the Assignee or to impose any similar restraints on alienation, including, without limitation, any and all provisions that provide for automatic termination, or purport to provide termination rights to counterparties to Assigned Contracts, upon or following any assignment, change of control, asset sale, or other event or occurrence that might be asserted to have occurred in connection with the consummation of any of the Transactions, in each instance regardless of whether any such termination purportedly occurs automatically or purportedly gives a counterparty to an Assigned Contract the right to terminate an Assigned Contract immediately or at some time in the future; and

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(vii)       within the timeframe set forth in Section 6.13(a), require each Seller to effect a change in the caption of the Seller’s bankruptcy case so that “Nationwide Money Services”, “Global Axcess”, “NMS” and similar names and phrases do not appear in such caption.

(g)          Upon the Purchaser’s request, the Sellers shall provide additional information about the Designation Contracts sufficient for the Purchaser to make an informed assessment whether to designate a Designation Contract as an Assigned Contract.

(h)          The Sellers shall take such action as is reasonably necessary or appropriate to effect the assignment of Assigned Contracts to the Purchaser as contemplated by this Agreement, including, without limitation, executing lease assignment agreements substantially in the form attached as Exhibit D hereto and other assignment or other documents, and providing required or appropriate notices, in each case in forms reasonably satisfactory to the Purchaser.

(i)          From and after the Petition Date until the effective dates of assignments of all of the Assigned Contracts or the rejection of Designation Contracts, as the case may be, each Seller shall diligently make all payments to be made and otherwise observe and perform or cause to be observed or performed all covenants and obligations to be observed or performed by the Sellers under the Designation Contracts (provided that Purchaser shall remain financially responsible to the Sellers for the Carry Costs they incur, and shall perform its obligations under the Transition Services Agreement).

(j)          Until the date of effectiveness of the assignment of all of the Assigned Contracts and final resolution of all Designation Notices delivered during the Designation Period, the Sellers shall not reject, terminate, amend, modify or otherwise take any action with respect to any Designation Contracts without the Purchaser’s prior express written consent.

(k)          The Sellers shall waive any right to pursue claims or actions under chapter 5 of the Bankruptcy Code against counterparties to Assigned Contracts on and/or after the Closing.

(l)          In the case of licenses, certificates, approvals, authorizations, Leases, Contracts, agreements and other commitments included in the Purchased Assets (i) that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), the Sellers shall, subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with the Purchaser in endeavoring to obtain such consent and, if any such consent is not obtained, the Sellers shall, following the Closing, and subject to any approval of the Bankruptcy Court that may be required, cooperate with the Purchaser in all reasonable respects, at reasonable cost to the Sellers, to provide to the Purchaser the benefits thereof in some other manner, including sub-licensing to the Purchaser or any other way allowing the Purchaser to use the relevant licenses, certificates, approvals, authorizations, Leases, Contracts, agreements and other commitments for the period necessary to conduct the ATM Business pertaining to the Purchased Assets in the Ordinary Course of Business, or (ii) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code), the Sellers shall, following the Closing, and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with the Purchaser to provide to the Purchaser the benefits thereof in some other manner, including the exercise of the rights of the Sellers thereunder or sub-licensing to the Purchaser or any other way allowing the Purchaser to use the relevant licenses, certificates, approvals, authorizations, Leases, Contracts, agreements and other commitments for the period necessary to conduct the ATM Business pertaining to the Purchased Assets in the Ordinary Course of Business.

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(m)          In the event that the Pendum Agreement is not an Assigned Contract, the Sellers shall, at the request of Purchaser, purchase the Locks (as defined in the Pendum Agreement) pursuant to Section 26 of the Pendum Agreement, and shall cause the Locks to be transferred to the ownership of the Purchaser, free and clear of all Encumbrances; provided that, the Purchaser shall be liable, in the aggregate, for the first $232,000 of Cure Costs related to the Pendum Agreement and costs for the Locks and Purchaser shall pay the portion of the cost of the Locks for which Purchaser is responsible directly to Pendum, LLC.

(n)          For a period of six (6) years after the Closing, Sellers will give the Purchaser and its Representatives reasonable access during the Seller’s regular hours upon reasonable advance notice and under reasonable circumstances, subject to restrictions under Legal Requirements, to the books and records of the Sellers to the extent necessary for the preparation of financial statements or regulatory filings of the Purchaser and its Affiliates in respect of periods ending on or prior to the Closing, or in connection with any legal proceedings. Purchaser and its Representatives shall be solely responsible for any costs or expenses incurred by them pursuant to the preceding sentence. Notwithstanding the foregoing, the Sellers may notify the Purchaser in writing that the Sellers intend to destroy all such books and records and offering the Purchaser the right to take possession of the same. If the Purchaser does not notify the Sellers of its intention to take possession of all such books and records, and actually take possession thereof within sixty (60) days after receipt of the Sellers’ notice, and if the Sellers did make such books and records available in good faith so as to enable the Purchaser to take possession thereof within such time frame, the Sellers may destroy such books and records without any further obligations under this Section 6.2(n).

Section 6.3           Covenants of the Purchaser. For a period of six (6) years after the Closing, the Purchaser will give each Seller and its Representatives reasonable access during the Purchaser’s regular hours upon reasonable advance notice and under reasonable circumstances, subject to restrictions under Legal Requirements, to the books and records of the ATM Business to the extent necessary for the preparation of financial statements or regulatory filings of the Sellers and its Affiliates in respect of periods ending on or prior to the Closing, or in connection with any legal proceedings. Each Seller and its Representatives shall be solely responsible for any costs or expenses incurred by them pursuant to the preceding sentence.

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Section 6.4           Joint Obligations. Each party hereto shall use its commercially reasonable efforts to obtain all Permits and consents of any Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully, at no costs to Purchaser, with the other party in promptly seeking to obtain all such Permits and consents. The parties hereto will not take any action that would have the effect of delaying, impairing or impeding the receipt of any required Permits or consents. Each party hereto agrees to cooperate in obtaining any other Permits or consents which may be required in connection with the Transactions. Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require the Purchaser (a) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, (b) to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or (c) to defend against any litigation brought by any Governmental Authority seeking to prevent the consummation of, or impose limitations on, any of the Transactions. Should a party hereto receive a payment due to the other party by the terms of this Agreement or otherwise, the first party shall promptly notify the other party of such payment and shall remit such payment to the other party promptly following discovery and confirmation that the payment rightfully belongs to the other party. Pursuant to the foregoing, the Sellers shall immediately, but in any event within two (2) Business Days after the later of assignment of a Designation Contract under Section 2.5 and receipt of such monies, pay over to Purchaser any monies it receives with respect to accounts or other receivables relating to such Assigned Contract. Should a party hereto be invoiced for an expense of or make a payment due from the other party by the terms of this Agreement or otherwise, the first party shall promptly notify the other party of such invoice.

Section 6.5           Confidentiality. Subject to the requirements of the Bankruptcy Code or as may be imposed by the Bankruptcy Court or as otherwise required by Legal Requirements, from and after the Closing: (a) the Sellers shall, and shall cause their Affiliates and Representatives to, hold in confidence all confidential information (including trade secrets, customer lists, marketing plans and pricing information) of each of the Sellers relating to the ATM Business or the Purchased Assets; (b) in the event a Seller or an Affiliate or Representative thereof shall be legally compelled to disclose any such information, such Seller shall provide the Purchaser with prompt written notice of such requirement to the extent legally permitted so that the Purchaser may seek a protective order or other remedy; and (c) in the event that such protective order or other remedy is not obtained, such Seller or its Affiliates or Representatives shall furnish only such information as is legally required to be provided.

Section 6.6           Insurance. Until the date of effectiveness of the assignment of all of the Assigned Contracts and final resolution of all Designation Notices delivered during the Designation Period, the Sellers shall maintain (including necessary renewals thereof) insurance policies against risk and liabilities to the extent and in the manner and at the levels heretofore maintained by the Sellers with respect to the ATM Business and the Purchased Assets.

Section 6.7           Notice of Default. Each Seller shall, within three (3) Business Days of receipt thereof, provide to the Purchaser: (i) a copy of any notices of any default received in respect of the Designation Contracts and any notices of default under the Designation Contracts that they send to another Person, in either case after the date of this Agreement and (ii) state or federal environmental orders that would reasonably be expected to result in a material liability issued by any Governmental Authorities having jurisdiction relating to the ATM Business or the Purchased Assets.

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Section 6.8           Approvals. Whenever in this Agreement it is stated that the approval or consent of a party is required, it is understood that, except where otherwise specifically so stated, such approval or consent shall be in writing, and shall not be unreasonably withheld or delayed.

Section 6.9           Employee Benefits.

(a)          Prior to the Closing Date, subject to an interview to determine that an employee is reasonably qualified to perform, which interview may be conducted by the Purchaser during business hours in a manner not to unreasonably disturb the Sellers’ business, the Purchaser shall offer to employ, effective as of the Closing Date, all who are actively employed in the ATM Business on the date hereof, provided that Purchaser requires such employees for its ongoing operation of the Business. Such offers of employment shall be on terms and conditions which are consistent with the Purchaser’s policies and procedures. Any employee of a Seller who accepts such an offer and commences employment with the Purchaser as of the Closing Date is referred to herein as an “Affected Employee.”

(b)          Each Affected Employee shall receive credit for purposes of eligibility to participate and vesting under any Employee Plan, policy and arrangement established or maintained by the Purchaser or any of its Affiliates after the Closing (the “Purchaser Benefit Plans”) in which an Affected Employee participates on or after the Closing for service with a Seller to the same extent recognized by such Seller under a comparable Employee Plan immediately prior to the Closing; provided, that, such crediting of service shall not operate to duplicate any benefit. At Closing, Purchaser shall pay to Sellers the amount of paid time off owed to each employee of Sellers not hired by Purchaser as of the Closing Date (the “Terminated Employee PTO”). Purchaser will give credit under Purchaser Benefit Plans to Affected Employees for paid time-off accrued for the period prior to the Closing but not used or paid out, subject to an aggregate cap (inclusive of all Terminated Employee PTO related to pre-Petition Date periods) of the paid time-off equivalent of $146,000 in the case of pre-Petition Date paid time-off and an aggregate cap (inclusive of all Terminated Employee PTO relating to post-Petition Date periods) of the paid time-off equivalent of $29,000 in the case of paid time-off in relation to the period from and after the Petition Date. For the avoidance of doubt, the Sellers shall remain responsible for any and all paid time-off or amounts accrued in excess of these respective caps. With respect to any Purchaser Benefit Plan that is a welfare benefit plan, program or arrangement, the Purchaser or its Affiliate shall use commercially practicable efforts to (i) waive, or cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Affected Employee under such Purchaser Benefit Plan and (ii) provide credit to each Affected Employee (and such Affected Employee’s beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Affected Employee (and such Affected Employee’s beneficiaries) under the comparable Employee Plan during the relevant plan year; provided, however, that such credit shall not operate to duplicate any benefit.

(c)          Nothing in this Agreement shall affect the Purchaser’s right to terminate the employment of its employees or confer upon any employee of the Sellers the right to employment with the Purchaser after the date hereof. On and after the Closing Date, subject to applicable laws, the Purchaser shall have the sole and exclusive right to dismiss any or all Affected Employees at any time, with or without cause, and to set or change the terms and conditions of their employment (including, without limitation, compensation and employee benefits provided to them).

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(d)          Each Seller shall be responsible for compliance with the WARN Act with respect to all employment terminations of its employees occurring on or before the Closing Date, whether as a result of the Closing or otherwise.

(e)          The Sellers shall terminate, or shall cause to be terminated, the employment of all Affected Employees with the Sellers effective as of the Closing Date, upon their commencement of employment with the Purchaser. The Sellers shall give the Purchaser appropriate notice of such termination.

(f)          Subject to applicable privacy laws, to the extent permitted by applicable law, from time to time following the Closing, the Sellers shall make available to the Purchaser such data in the personnel records of Affected Employees as is necessary for the Purchaser to transition such Affected Employees into the Purchaser’s records.

(g)          All provisions contained in this Agreement with respect to the Sellers’ Employee Plans or compensation of Affected Employees are included for the sole benefit of the respective parties hereto. Nothing contained herein (i) shall confer upon any former, current or future employee of the Sellers or the Purchaser or any legal representative or beneficiary thereof any rights or remedies, including, without limitation, any right to employment or continued employment, of any nature, for any specified period, (ii) shall cause the employment status of any former, present or future employee of the Purchaser to be other than terminable at will or in accordance with applicable Legal Requirements or (iii) shall confer any third party beneficiary rights upon any Affected Employee or any dependent or beneficiary thereof or any heirs or assigns thereof. This Section 6.9 shall not constitute an amendment to any Purchaser Benefit Plan, create any third party beneficiary rights or inure to the benefit of or be enforceable by any employee.

Section 6.10         Publicity. Except as required by any Legal Requirement or for any filings by with the Bankruptcy Court, each party hereto shall not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, provided that a party hereto intending to make any such release it deems required by any Legal Requirement shall use its commercially reasonable efforts consistent with such Legal Requirement to consult with the other party with respect to the text thereof.

Section 6.11         No Shop. From the date hereof through entry of the Bidding Procedures Order, except with the Purchaser’s prior express written consent, the Sellers shall not, and shall cause their Affiliates or respective Representatives not to, initiate, solicit or negotiate with respect to other offers to purchase any of the Purchased Assets or the Designation Contracts or propose any plan of reorganization or plan of liquidation to retain or dispose of the Purchased Assets or the Designation Contracts.

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Section 6.12         Covenant Not to Compete; Non-Solicitation.

(a)          For a period commencing on the Closing Date and ending on the four (4) year anniversary of the Closing Date (the “Restricted Period”), no Seller shall, directly or indirectly, establish, finance, own, manage, operate, engage in or otherwise participate in the conduct of any business that is the same or substantially similar to the ATM Business; provided, that, Sellers shall be entitled to continue to operate any Excluded Assets and any Designation Contracts that are rejected by Purchaser for a period of time, not to exceed six (6) months, in order to liquidate such assets.

(b)          During the Restricted Period, no Seller shall (i) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the officers, directors, employees, agents, customers, Merchants, brokers, independent contractors, consultants or representatives of the Purchaser to terminate his, her or its relationship with the Purchaser; (ii) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the officers, directors, employees, agents, customers, Merchants, brokers, independent contractors, consultants or representatives of the Purchaser to become officers, directors, employees, agents, customers, Merchants, brokers, representatives, consultants or independent contractors of any other Person; (iii) directly or indirectly solicit or attempt to solicit any customer, Merchant, broker or independent contractor of the Purchaser with respect to any product or service being furnished, made, sold or leased by the Purchaser; (iv) persuade or seek to persuade any customer, Merchant, broker, independent contractor, supplier, licensee or licensor of the Purchaser to cease to do business or to reduce the amount of business that such customer, Merchant, broker, independent contractor, supplier, licensee or licensor has customarily done on or prior to the Closing Date with the Sellers, or contemplates doing with the Purchaser; or (v) induce or attempt to induce any customer, Merchant, broker, independent contractor, supplier, licensee or licensor to otherwise adversely interfere with their relationship with the Purchaser.

(c)          The parties hereto expressly acknowledge that it would be difficult to measure the damages that might result from any breach of this Section 6.12, and that any such breach will result in immediate, substantial and irreparable injury to the Purchaser for which it will have no adequate remedy at law. The Purchaser shall be entitled to, without the posting of any bond or proving any actual damages, an injunction or other equitable relief issued by a court of competent jurisdiction enjoining and restraining any violation or threatened violation of this Agreement by a Seller. Each Seller acknowledges and agrees that this Section 6.12 is (i) a material inducement for the Purchaser to enter into this Agreement and consummate the Transactions, and (ii) reasonable under the circumstances to protect the Purchased Assets and goodwill acquired by the Purchaser under this Agreement. Rights and remedies provided for in this Section 6.12 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereto hereunder or under any other agreement or any Legal Requirement.

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(d)          If any provision contained in this Section 6.12 is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section, but this Section will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The parties hereto intend that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by any Legal Requirement, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under any Legal Requirement, a court of competent jurisdiction will construe and interpret or reform this Section 6.12 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such Legal Requirement.

Section 6.13         Name Change.

(a)          As soon as practicable after the Closing, but no later than five (5) Business Days thereafter, each Seller shall change its corporate name to eliminate any reference to any trademark, service mark, company name or d/b/a used by a Seller at any time prior to the Closing, including “Nationwide Money Services”, “Global Axcess”, “NMS” and similar names and phrases. The foregoing requirement shall not be deemed to require Nationwide Ntertainment Services, Inc. to change or cease using its current name. In addition, as soon as practicable after the Closing, but no later than thirty (30) Business Days after the Closing, each Seller shall effect a change in the caption of the Seller’s bankruptcy case so that “Nationwide Money Services”, “Global Axcess”, “NMS” and similar names and phrases do not appear in such caption.

(b)          Each Seller acknowledges and agrees that, after the Closing, as between Purchaser and the Sellers, Purchaser and its Affiliates shall own all worldwide right, title and interest in and to the trademarks, trade names, names, service marks, logos, insignia, slogans, emblems, symbols, designs, Domain Names and other sources used by the Sellers that contain the words “Nationwide Money Services”, “NMS” or “Global Axcess” or foreign equivalents thereof (the “Nationwide Marks”). None of the Sellers or any of their respective Affiliates or Representatives shall, anywhere in the world: (i) contest the validity of the Purchaser’s or its Affiliates’ respective rights in, to and under the Nationwide Marks; (ii) maintain or apply for the registration of the Nationwide Marks; or (iii) take any action to protect or enforce the Nationwide Marks or settle, commence or defend any claim relating to any Nationwide Marks without the Purchaser’s prior written approval (which may be granted or withheld for any reason or no reason).

(c)          As soon as practicable after the execution of this Agreement, the Sellers shall cause any and all Domain Names currently used in connection with the ATM Business that are not now owned by a Seller to be owned and registered in the name of a Seller, if prior to the Closing, or in the name of the Purchaser, if on or after the Closing.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1           Conditions for the Purchaser. Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Purchaser to complete the Transactions shall be subject to the satisfaction or waiver of the following conditions, as determined by the Purchaser in its sole and absolute discretion:

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(a)          All the covenants and agreements of this Agreement to be complied with or performed or satisfied by the Sellers at or prior to Closing shall have been complied with or performed or satisfied in all material respects, including all deliveries required to be made pursuant to ARTICLE VIII hereof;

(b)          The representations and warranties of the Sellers set forth in Section 5.1 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of such dates, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and the representations and warranties of the Sellers set forth in Section 5.1(aa) hereof shall be true and correct in all respects as of the Closing;

(c)          There shall have been no Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a Material Adverse Effect);

(d)          No action or proceeding, at law or in equity, shall have been commenced by any Person to enjoin, restrict or prohibit the Closing which has not, by the Closing Date, been dismissed, quashed or permanently stayed without any further right of appeal or right to seek leave to appeal;

(e)          The Bidding Procedures Order shall have been entered by the Bankruptcy Court, substantially in the form attached as Exhibit I hereto, no later than three (3) weeks following the Petition Date and shall have become a Final Order;

(f)          The Sale Order shall have been entered by the Bankruptcy Court, substantially in the form attached as Exhibit E hereto, but in any event in form and substance reasonably satisfactory to the Purchaser, no later than sixty-five (65) calendar days following the Petition Date, and, at a minimum, do the following, without limitation:

(i)          authorize and approve the sale of the Purchased Assets to the Purchaser free and clear of all Encumbrances pursuant to sections 363(b) and 363(f) of the Bankruptcy Code, on the terms and conditions contained in this Agreement;

(ii)         authorize and approve the consummation of the Transactions;

(iii)        approve the assumption and assignment or rejection pursuant to section 365 of the Bankruptcy Code of the Designation Contracts on the terms and conditions contained in this Agreement;

(iv)        contain findings of fact and conclusions of law that (a) the Purchaser and any assignee thereof is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code, (b) neither the Purchaser nor any assignee thereof is a successor to the Sellers and neither of them shall be liable for any liabilities not expressly assumed by the Purchaser or any assignee thereof under this Agreement under any theory of successor liability or otherwise and (c) the consideration to be paid by the Purchaser or any assignee thereof for the Purchased Assets is fair, reasonable and adequate;

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(v)         provide for the relief that the Sellers are required to seek in the Sale Motion, as set forth in Section 6.2(f); and

(vi)        otherwise approve each of the terms and conditions of this Agreement.

(g)          Any and all Permits required in order to consummate the Closing shall be in full force and effect;

(h)          To the extent that any of the labor or collective bargaining agreements contain binding provisions requiring the Purchaser to assume such agreements as of the Closing, as a condition precedent to the Closing, the Sellers shall have obtained applicable union consent waiving such provisions, Bankruptcy Court approval that the Transactions contemplated by this Agreement do not violate such provisions, or the Sellers shall have rejected those provisions of such agreements pursuant to section 1113 of the Bankruptcy Code; and

(i)          The Sellers shall have procured binding written arrangements or agreements pursuant to which Purchaser is reasonably satisfied that Purchaser will have good title and ownership, free and clear of all Encumbrances, to, and no obligations with respect to, all assets implicated by the Master Equipment Lease Agreement by and among the Fifth Third Leasing Company, Global Axcess, Nationwide and Nationwide Ntertainment Services, Inc., dated as of June 18, 2010, and all amendments, supplements and equipment schedules thereto, except for those assets that are not related to, used or held for use in the ATM Business.

The conditions set forth in this Section 7.1 are for the sole benefit of the Purchaser, and may be waived in whole or in part by the Purchaser by notice to the Sellers in writing without prejudice to the Purchaser’s rights under this Agreement or at law, if any, in the event of the non-fulfillment of any other condition or conditions.

Section 7.2           Conditions for the Sellers. Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Sellers to complete the Transactions shall be subject to the satisfaction or waiver of the following conditions, as determined by the Sellers in its sole and absolute discretion:

(a)          All the covenants and agreements of this Agreement to be complied with or performed or satisfied by the Purchaser shall have been complied with or performed or satisfied in all material respects, including all deliveries required to be made pursuant to ARTICLE VIII hereof;

(b)          The representations and warranties of the Purchaser set out in Section 5.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of such dates, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date);

(c)          No action or proceeding, at law or in equity, shall have been commenced by any Person to enjoin, restrict or prohibit the Closing, which has not, by the Closing Date, been dismissed, quashed or permanently stayed without any further right of appeal or right to such leave to appeal;

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(d)          Any and all Permits required in order to consummate the Closing shall be in full force and effect;

(e)          The Bidding Procedures Order and the Sale Order shall have been entered by the Bankruptcy Court and both the Bidding Procedures Order and the Sale Order shall have become Final Orders; and

(f)          The Sale Order shall have been entered by the Bankruptcy Court, substantially in the form attached as Exhibit E hereto, but in any event in form and substance reasonably satisfactory to the Sellers.

The conditions set forth in this Section 7.2 are for the sole benefit of the Sellers, and may be waived in whole or in part by the Sellers by notice to the Purchaser in writing without prejudice to the Sellers’ rights under this Agreement or at law, if any, in the event of non-fulfillment of any other condition or conditions.

ARTICLE VIII
CLOSING

Section 8.1           Closing Arrangements. Upon all conditions precedent to the Purchaser’s and the Sellers’ obligation to close the Transactions having been satisfied and fulfilled, or waived, as the case may be, the Closing shall take place on the Closing Date, at 10:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, CA 90071, or at such other time or place as may be mutually agreed to by the parties. The Purchaser and the Sellers agree to exercise commercially reasonable efforts to cause the conditions precedent to their obligations to close the Transactions to be satisfied and the Closing to occur on or prior to September 18, 2013, subject to extension by the number of Business Days by which the Sellers fail to deliver the Estimated Working Capital by at least five (5) Business Days prior to September 18, 2013 (such date, as it may be so extended, the “Target Closing Date”); provided, however, that for the avoidance of doubt, the foregoing shall not oblige any party to waive conditions precedent to their obligations to close the Transactions. Should the Closing fail to occur on the Target Closing Date, the Purchaser shall decide in its sole discretion to either (i) place in escrow with the Escrow Agent the amount of $10,917,000.00 under the Escrow Agreement, in which case the Purchaser and the Sellers shall as promptly as practicable enter into the Escrow Agreement with the Escrow Agent, and the Purchaser and the Sellers shall arrange by a joint written instruction to the Escrow Agent for release of such amount on the Closing to the Sellers up to the Closing Date Payment and, if in excess of the Closing Date Payment, the remainder to the Purchaser, at the Closing, or to the Purchaser at the termination of this Agreement; or (ii) increase the amount due at closing by $100,000, in which case the reference to $10,917,000.00 in the definition of the Closing Date Payment shall be deemed to refer to $11,017,000.00. For the avoidance of doubt, Purchaser does not have to choose option (ii) for failure of the Escrow Agreement to be in place or the escrow account to be open in time for Purchaser to make the payment, unless such failure is a result of Purchaser’s failure to cooperate in putting the Escrow Agreement in place or opening the escrow account in time for Purchaser to make the payment.

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Section 8.2           Sellers’ Deliveries. On or before the Closing Date, the Sellers shall deliver or cause to be delivered the following items and documents to the Purchaser, with each such document to be effective as of the time of Closing:

(a)          a certificate executed on behalf of each Seller representing and certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;

(b)          the Estimated Working Capital statement;

(c)          duly executed Bills of Sale, substantially in the form of Exhibit A hereto, from each Seller transferring the Purchased Assets to the Purchaser or its permitted designees;

(d)          duly executed assignments of the Intellectual Property included in the Purchased Assets, substantially in the form of Exhibit C hereto and modified as appropriate for recordation with the applicable Governmental Authorities, transferring such Intellectual Property to the Purchaser or its permitted designee, and any other assignments or instruments with respect to any Intellectual Property included in the Purchased Assets for which an assignment or instrument is required to assign, transfer and convey such assets to, or perfect title to such assets in, the Purchaser or its permitted designee;

(e)          the Transition Services Agreement duly executed by the Sellers;

(f)          a certificate executed by each Seller in form and substance reasonably satisfactory to the Purchaser certifying the non-foreign status of such Seller pursuant to Section 1445 of the IRC and Section 1.1445-2(b) of the Treasury Regulations promulgated thereunder;

(g)          a direction of the Sellers as to the payment of the amount required to be remitted to the Sellers in accordance with Section 3.1, including wire transfer instructions, and the name of the payee (if other than the Sellers);

(h)          a certified copy of the Sale Order;

(i)          a certificate executed by a duly authorized officer of each Seller attaching minutes from a meeting of the board of directors of such Seller at which such board of directors authorizes and approves the entry into this Agreement and the consummation of the Transactions by the Sellers;

(j)          a certificate executed by each Seller as to a list of all additional Contracts entered into in the Ordinary Course of Business after filing of the Chapter 11 Cases; and

(k)          such other bills of sale, deeds, endorsements, assignments, Transfer Tax returns and other good and sufficient instruments (including any relevant Documents) of conveyance and transfer, in forms reasonably satisfactory to the Purchaser, as the Purchaser may reasonably request to vest in the Purchaser or its permitted designees all the right, title and interest of the Sellers in, to or under any or all of the Purchased Assets.

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Section 8.3           Purchaser’s Deliveries. On or before the Closing Date, the Purchaser shall deliver or cause to be delivered the following items and documents to the Sellers, with each such document to be effective as of the time of Closing:

(a)          a certificate executed on behalf of the Purchaser representing and certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled;

(b)          the amount required to be remitted to the Sellers on the Closing Date in accordance with Section 3.1;

(c)          the Transition Services Agreement duly executed by Purchaser; and

(d)          such other assignments and other good and sufficient instruments of assumption and transfer, in forms reasonably satisfactory to the Sellers, as the Sellers may reasonably request to transfer and assign the Assumed Liabilities to the Purchaser or its permitted designees.

Section 8.4           Tax Matters.

(a)          Except as specifically set forth herein, the Sellers shall be liable for and shall pay, and pursuant to Section 8.4(c) shall reimburse the Purchaser or its permitted designees for, all Taxes (whether assessed or unassessed) applicable to (i) the Excluded Liabilities and Excluded Assets attributable to any period and (ii) the ATM Business, the Purchased Assets and the Assumed Liabilities attributable to periods (or portions thereof) ending on or prior to the Closing Date. Without limiting the obligations of the Purchaser contained elsewhere in this Agreement, the Purchaser shall be liable for and shall pay, and pursuant to Section 8.4(c) shall reimburse the applicable Seller for, all Taxes (whether assessed or unassessed) applicable to the ATM Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two (2) partial periods, one ending on the Closing Date and the other beginning on the day after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b)          Without limiting the other terms set forth in this Agreement, any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax, and all recording fees and expenses, attributable to the sale or transfer of the Purchased Assets and not exempted under the Sale Order or the Bankruptcy Code (“Transfer Taxes”) shall be borne by the Purchaser up to a cap of $175,000, and all Transfer Taxes in excess of this cap shall be borne by the Sellers. Any such payment of Transfer Taxes by Purchaser shall not be set off against, or otherwise reduce the Purchase Price, nor shall they be included in the Working Capital calculation. The Sellers and the Purchaser shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes. The Purchaser shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by a Seller, the Purchaser shall prepare and deliver to the Sellers a copy of such Tax Return at least ten (10) calendar days before the due date thereof, and the Sellers shall promptly execute such Tax Return and deliver it to the Purchaser, which shall cause it to be filed.

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(c)          The Sellers or the Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.4. Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other of the Tax payable and each party’s respective liability therefor, although failure to do so will not relieve the other party from its liability hereunder.

ARTICLE IX
TERMINATION OF AGREEMENT

Section 9.1           Termination of Agreement By Either Party. This Agreement may be terminated prior to Closing as follows:

(a)          by mutual written consent of the Sellers and the Purchaser;

(b)          by the Purchaser or the Sellers, if the Purchaser is not the successful bidder at the Auction;

(c)          by either the Purchaser or the Sellers, if a Governmental Authority of competent jurisdiction shall have issued a Final Order or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

(d)          by the Purchaser, if a Seller has breached in any respect any representation, warranty, covenant or agreement contained in this Agreement or in the Bidding Procedures Order or the Sale Order which breach (i) would result in a failure of a condition set forth in Section 7.1(a) or Section 7.1(b), as the case may be, if occurring or continuing on the Closing Date, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all respects within seven (7) calendar days after written notice thereof; provided, that the Purchaser’s right to terminate this Agreement under this Section 9.1(d) shall not be available if, at the time of such intended termination, such Seller has (or would have after the passage of time) the right to terminate this Agreement under Section 9.1(e), provided, that the Sellers actually terminate this Agreement within five (5) Business Days after such right to terminate vests;;

(e)          by any of the Sellers, if the Purchaser has breached in any respect any representation, warranty, covenant or agreement contained in this Agreement or in the Bidding Procedures Order or the Sale Order which breach (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) if occurring or continuing on the Closing Date and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all respects within seven (7) calendar days after written notice thereof; provided, that the Sellers’ right to terminate this Agreement under this Section 9.1(e) shall not be available if, at the time of such intended termination, the Purchaser has (or would have after the passage of time) the right to terminate this Agreement under Section 9.1(d), provided, that the Purchaser actually terminates this Agreement within five (5) Business Days after such right to terminate vests;

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(f)          by the Purchaser if (i) the Bankruptcy Court has not entered the Bidding Procedures Order by the date that is three (3) weeks after the Petition Date, (ii) the Auction is not held on or before the date that is fifty-five (55) calendar days after the Petition Date, (iii) the Bankruptcy Court has not entered the Sale Order by the date that is sixty-five (65) calendar days after the Petition Date, (iv) the Bankruptcy Court grants leave to any Person, or any Person seeks, to appeal the Bidding Procedures Order or the Sale Order, (v) the Bidding Procedures Order or the Sale Order are stayed, vacated, modified or supplemented without the Purchaser’s prior express written consent or (vi) the Closing Date has not occurred within ten (10) calendar days after the Sale Order becomes a Final Order unless the failure of Closing to occur is as a result of a breach by the Purchaser, provided, that in the case of subsections (i), (ii) and (iii) above, the requirement to satisfy such time-frames is subject to the Bankruptcy Court’s availability, except that regardless of the Bankruptcy Court’s availability Purchaser may terminate if the Closing shall have not occurred by the date that is ninety (90) calendar days after the Petition Date unless the failure of Closing to occur is as a result of a breach by the Purchaser;

(g)          by the Purchaser if one or both of the Chapter 11 Cases is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and neither such dismissal nor conversion expressly contemplates that the Transactions provided for in this Agreement be completed within five (5) calendar days from the dismissal or the conversion, or a trustee is appointed for the Sellers;

(h)          by the Purchaser if a Seller consummates a transaction or series of transactions in which any material portion of the Purchased Assets or Designation Contracts are to be sold, transferred or otherwise disposed of; or

(i)          by the Purchaser if a Seller withdraws, seeks authority to withdraw or seeks to modify any request for relief sought in the Sale Motion, or any relief granted in the Bidding Procedures Order or the Sale Order, or if a Seller proposes or supports any plan of reorganization or liquidation that does not have the express written support of the Purchaser.

The party hereto desiring to terminate this Agreement pursuant to any of clauses (a) through (f) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.6.

Section 9.2           Effect of Termination.

(a)          Except as otherwise provided herein, in the event of termination of this Agreement, this Agreement (other than the terms and provisions set forth in Section 6.5, this Section 9.2 and ARTICLE X hereof, which shall survive such termination) shall become null and void and be deemed of no force and effect, with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors or other representatives), and no party hereto shall have any obligations to any other party hereto arising out of this Agreement; provided, however, that no termination of this Agreement shall relieve or release any party from any Liabilities or damages resulting from any willful breach of this Agreement.

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(b)          Notwithstanding Section 9.2(a), from and after the entry of the Bidding Procedures Order, if at any time within twelve (12) months after the date of the Auction (or if the Auction is not held, the date hereof) a Seller consummates a transaction or series of transactions in which the Purchased Assets or Designation Contracts representing, directly or indirectly, ten percent (10%) or more of the revenues, net income or cash flow from operations or assets of the ATM Business in the immediately preceding fiscal quarter are sold, transferred or otherwise disposed of (any such transaction or transactions, a “Subsequent Transaction”), directly or indirectly through Subsidiaries or Affiliates, to one or more parties, then the Sellers, jointly and severally, shall be liable to the Purchaser for the Break-Up Fee. If a Subsequent Transaction arises in connection with or results from the process contemplated by the Sale Motion, however, the Sellers, jointly and severally, shall promptly, but in any event within two (2) Business Days after the consummation of such Subsequent Transaction, pay to the Purchaser the Break-Up Fee, as an administrative expense of the Sellers’ bankruptcy estates under sections 503(b) or 507(b) of the Bankruptcy Code with priority over all other administrative expenses in the Sellers’ bankruptcy cases, as an administrative expense of the Debtors’ bankruptcy estates under sections 503(b) or 507(b) of the Bankruptcy Code with priority over any and all other administrative expenses in the Sellers’ bankruptcy cases, including any administrative expense claims that may have priority over certain other administrative expenses (but shall not have priority over the Break-Up Fee administrative expense), directly from the proceeds of such Subsequent Transaction, without further court order, and notwithstanding (and free and clear of) any Fifth Third Bank Interests and any Interests (as defined in the Sale Order) that any other person or entity might have or assert in such proceeds to be used to pay the Break-Up Fee under such circumstances, in full and complete satisfaction of all of the Sellers’ obligations with respect to the Break-Up Fee by wire transfer of immediately available funds. Notwithstanding the foregoing, the Break-Up Fee shall not be payable in the event that the Closing has failed to occur primarily as a result of (A) Purchaser’s having breached in any respect any representation, warranty, covenant or agreement contained in this Agreement or in the Bidding Procedures Order or the Sale Order, which breach did not primarily result from a breach by a Seller, or (B) any requirement, recommendation or guideline of the Japan Financial Services Agency.

ARTICLE X
MISCELLANEOUS

Section 10.1         As-Is/Where-Is Transaction. The Purchaser acknowledges and agrees that, except as expressly provided in this Agreement or in any closing documents provided by the Sellers to the Purchaser at Closing, and without derogating from any indemnities provided by the Sellers herein or in any closing documents, the Sellers make no representation, warranty or covenant, express, implied or statutory, of any kind whatsoever with respect to the Purchased Assets, including representation, warranty or covenant as to title, survey conditions, use of the Purchased Assets for the Purchaser’s intended use, the condition of the Purchased Assets, past or present use, development, investment potential, tax ramifications or consequences, compliance with any Legal Requirements, present or future zoning, the availability of utilities, habitability, merchantability, fitness or suitability for any purpose, or any other matter with respect to the Purchased Assets, all of which are (without derogating from any indemnities provided by the Sellers herein or in any closing documents), except as otherwise expressly provided in this Agreement or in any closing documents provided by the Sellers to the Purchaser at Closing, hereby expressly disclaimed by the Sellers. The provisions of this Section 10.1 shall survive Closing or any expiration or termination of this Agreement without limitation as to time.

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Section 10.2         Obligations as Covenants. Each agreement and obligation of each party hereto in this Agreement, even though not expressed as a covenant, shall be considered for all purposes to be a covenant.

Section 10.3         Relationship of the Parties. Nothing in this Agreement shall be construed so as to make the Purchaser a partner of the Sellers.

Section 10.4         No Successor Liability.

Except where expressly prohibited under Legal Requirements or otherwise expressly ordered by the Bankruptcy Court, upon the Closing, the Purchaser shall not be deemed to (a) be the successor of a Seller or the Debtors, (b) have, de facto, or otherwise, merged with or into a Seller or the Debtors, (c) be a mere continuation or substantial continuation of a Seller or the Debtors or the enterprise(s) of a Seller or the Debtors, or (d) be liable for any acts or omissions of a Seller or the Debtors in the conduct of the ATM Business or arising under or related to the Purchased Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Purchaser shall not be liable for any claims against a Seller or the Debtors or any of their predecessors or affiliates, and except as provided in the Agreement, the Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the ATM Business or any obligations of a Seller or the Debtors arising on or prior to the Closing Date, including, but not limited to, Liabilities on account of any Taxes arising, accruing or payable under, out of, in connection with or in any way relating to the operation of the ATM Business on or prior to the Closing Date. The Purchaser acknowledges and agrees that this Section 10.4 shall not in any way be deemed to expand or modify a Seller’s or the Debtors’ indemnification obligations under this Agreement or any ancillary agreement thereto.

Section 10.5         Amendment of Agreement. This Agreement may not be supplemented, modified or amended except by a written agreement executed by each party hereto.

Section 10.6         Notices. Any notice shall be in writing or in an electronic form and shall be deemed to have been duly given or made (i) when personally delivered by hand, (ii) upon confirmation of receipt of a facsimile transmission, (iii) upon confirmed delivery by a standard overnight carrier (iv) upon confirmation of receipt of an electronic form delivery by an email or (iv) the expiration of five (5) Business Days after the day when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows, or to such other addresses as may be furnished hereafter by notice, in writing, to the other party, to the following parties:

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(a)        If to the Purchaser, to:

Financial Consulting & Trading International, Inc.

1801 Avenue of the Stars, Suite 1225

Century City, CA 90067

Fax: (310) 201-2538

Attention: Chairman & CEO

with a copy given in like manner to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Izumi Garden Tower 21st Floor

1-6-1 Roppongi, Minato-ku

Tokyo 106-6021 JAPAN

Fax: +81-3-3568-2626

Email: mitsuhiro.kamiya@skadden.com

Attention: Mitsuhiro Kamiya

and to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071-3144

Fax: (213) 687-5600

Email: van.durrer@skadden.com

Attention: Van C. Durrer II

(b)        If to the Sellers, to:

c/o David Bagley

Principal

MorrisAnderson

55 West Monroe Street, Suite 2500

Chicago, IL 60603

Email: DBagley@morrisanderson.com

Fax: (312) 727-0180

with a copy given in like manner to (which shall not constitute notice):

Smith, Gambrell & Russell, LLP

Suite 3100, Promenade

1230 Peachtree Street, NE

Atlanta, GA 30309

Attn: Brian Hall

Email: bhall@sgrlaw.com

Fax: 404-685-6837

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and to the Lender, to:

Fifth Third Bank

1000 Town Center Dr.,

Suite 1400

Southfield, Michigan 48075

Attn: Steve Englehart

with a copy given in like manner to (which shall not constitute notice):

Goldberg Kohn Ltd

55 E. Monroe St, Suite 3300

Chicago, Illinois 60603

Attn: Jeremy M. Downs

Danielle Wildern Juhle

Any notice which is delivered or is sent by facsimile or email shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m. on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent, provided that, in the case of a notice sent by facsimile or email, it shall not be deemed to have been sent unless there has been confirmation of transmission.

Section 10.7         Fees and Expenses. Other than as expressly provided herein, the parties agree that all costs and expenses of the parties relating to the negotiation, preparation, execution and delivery of this Agreement and the performance of the Transactions shall be paid by the party incurring such expenses.

Section 10.8         Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law that would apply the laws of another jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding between the Sellers, on the one hand, and the Purchaser, on the other hand, with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court for that purpose only, and, by execution and delivery of this Agreement, each hereby irrevocably accepts and submits itself to the jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. In the event any such action, suit or proceeding is commenced, the parties hereby agree and consent that service of process may be made, and personal jurisdiction over any party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the party at the address of such party set forth in Section 10.6 hereof, unless another address has been designated by such party in a notice given to the other parties in accordance with the provisions of Section 10.6 hereof. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF A SELLER, THE PURCHASER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

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Section 10.9         Further Assurances. At the Closing, and at all times thereafter as may be necessary, each Seller shall execute and deliver to the Purchaser such other instruments of transfer as shall be reasonably necessary or appropriate to vest in the Purchaser good and indefeasible title to the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances) and to comply with the purposes and intent of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by the Sellers and assumption by the Purchaser of the Assigned Contracts, or otherwise necessary for the Purchaser to conduct the ATM Business, and each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and execute and deliver such documents and other papers, as may be required to consummate the Transactions.

Section 10.10         Disclosure Generally. If and to the extent any information required to be furnished in the Seller Disclosure Letter is contained in this Agreement (including its Schedules) or disclosed on the Seller Disclosure Letter attached hereto, such information shall be deemed to be included in (i) the specific section or subsection of this Agreement or the Seller Disclosure Letter to which such information refers or (ii) in any other parts of this Agreement or the Seller Disclosure Letter in which the information is required to be included solely to the extent it is fully, fairly and specifically disclosed in the Seller Disclosure Letter whereby “fully, fairly and reasonably disclosed” means that a relevant matter is, from the face of such disclosure, disclosed in a sufficiently clear manner so that a reasonably prudent professional can reasonably understand the nature, the scope and the extent of the matter and that such matter relates to the relevant representations. The information disclosed in the Seller Disclosure Letter is disclosed in furtherance of, and should not be used for any purpose except in furtherance of, the transactions contemplated in this Agreement and each party’s enforcement of its respective rights hereunder.

Section 10.11         Entire Agreement. This Agreement (including the Exhibits, Schedules and other documents referred to herein) constitutes the full and entire agreement between the parties hereto pertaining to the Transactions and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto made by any party.

Section 10.12         Waiver. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided. All waivers hereunder must be in writing to be effective.

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Section 10.13         Assignment. None of the Sellers or the Purchaser shall assign their respective rights and/or obligations hereunder (or agree to do so) without the prior written consent of the other party, which consent may be withheld by such party in its sole and absolute discretion; provided, however, that the Purchaser shall be permitted, upon prior notice to the Sellers, to assign all or part of its rights or obligations hereunder to any of its Affiliates, but no such assignment shall relieve the Purchaser of its obligations under this Agreement.

Section 10.14         Successors and Assigns. All of the covenants and agreements set forth in this Agreement are intended to bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns and be enforceable by the parties hereto and their respective successors and their permitted assigns pursuant to the terms and conditions of this Agreement, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

Section 10.15         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof. Any delivery of an executed copy of this Agreement by way of facsimile or email attachment shall constitute delivery hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

FINANCIAL CONSULTING & TRADING INTERNATIONAL, INC.

By:	/s/ Masanori Miyagawa
Name: Masanori Miyagawa
Title: Chairman and CEO

GLOBAL AXCESS CORP

By:	/s/ David Bagley
Name: David Bagley
Title: Chief Operating Officer

NATIONWIDE MONEY SERVICES, INC.

By:	/s/ David Bagley
Name: David Bagley
Title: Chief Operating Officer

EFT INTEGRATION, INC.

By:	/s/ David Bagley
Name: David Bagley
Title: Chief Operating Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

FORM OF BILL OF SALE

EXHIBIT B

AUCTION PROCEDURES

The Auction shall be conducted under the terms and conditions set forth in the Bidding Procedures Order, and shall contain customary auction terms and conditions, including, without limitation, those set forth herein.

(a)	To participate in the Auction, a party must become a “Qualified Bidder” by submitting no later than thirty (30) calendar days after the date of the Bidding Procedures Order a “Qualified Bid” which must contain the following:

(i)	a letter stating that (A) the bidder’s offer is irrevocable until two (2) Business Days after the closing of the sale of the Purchased Assets, (B) the bid is unconditional and not contingent upon due diligence, financing, internal approval or anything else (including, without limitation, any break-up or other fees, expense reimbursement, similar types of payment or other bid protections), and (C) the bidder consents to the core jurisdiction of the Bankruptcy Court and waives any right to a jury trial in connection with any disputes relating to the Auction;

(ii)	an executed copy of an asset purchase agreement with terms substantially similar to, or better than, this Agreement. Such asset purchase agreement must contain (A) the identity of the bidder and (B) the proposed consideration for the Purchased Assets, which consideration must have a value greater than the sum of (1) the Purchase Price plus (2) the amount of the Break-Up Fee plus (3) $200,000.00 (an “Initial Minimum Overbid”).

(iii)	a good faith deposit in the form of a certified bank check from a U.S. bank or by wire transfer in an amount equal to $1,000,000.00;

(iv)	written evidence of a financing commitment or other evidence of financial wherewithal to consummate the sale (satisfactory in form to the Sellers in their reasonable discretion);

(v)	written evidence of corporate authority to consummate the purchase of the Purchased Assets; and

(vi)	other information that the Sellers may reasonably request.

(b)	Subsequent to the Initial Minimum Overbid, bidding will be conducted in rounds, with every Qualified Bidder present at the Auction being entitled to bid in each round, subject to the following terms. Minimum overbids at the Auction shall be in increments of not less than $100,000.00 (a “Further Minimum Overbid”), with the Purchaser having the last opportunity to bid after the Sellers’ receipt of any Further Minimum Overbid and before the next round of bidding commences. For the avoidance of doubt, it shall not be necessary to include the amount of any Break-Up Fee in any overbid submitted by the stalking horse bidder as such amounts will not be payable by such bidder if the stalking horse bidder is the successful bidder. In the event that a Qualified Bidder fails to bid during a round of bidding, such Qualified Bidder shall be excluded from further bidding (unless it has already made the highest or best bid as of the conclusion of that round of bidding). Following each round of bidding, the Sellers shall announce the highest or best bid of such round, and the maker of such highest or best bid shall have the last opportunity to bid at the next subsequent round.

(c)	The Auction shall be conducted in open format, with overbids to be made in the presence of all participating Qualified Bidders.

EXHIBIT C

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

EXHIBIT D

FORM OF LEASE ASSIGNMENT AGREEMENT

EXHIBIT E

SALE ORDER

EXHIBIT F

FORM WORKING CAPITAL STATEMENT

EXHIBIT G

FORM OF ESCROW AGREEMENT

EXHIBIT H

FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT I

FORM OF BIDDING PROCEDURES ORDER